
                                                                     EXHIBIT 2.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                               REALNETWORKS, INC.,

                          SYMPHONY ACQUISITION CORP. I,

                          SYMPHONY ACQUISITON CORP. II,

                                LISTEN.COM, INC.,

                       AND WITH RESPECT TO ARTICLE VII AND

                                 ARTICLE IX ONLY

                  MELLON INVESTOR SERVICES LLC, AS ESCROW AGENT

                                       AND

                               ROBERT REID, AS THE
                           SHAREHOLDER REPRESENTATIVE

                           DATED AS OF APRIL 21, 2003

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                                TABLE OF CONTENTS

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                                                                                                               PAGE
                                                                                                               ----
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Article I THE MERGER...................................................................................         2

               1.1           Definitions...............................................................         2
               1.2           The Mergers...............................................................        15
               1.3           Effective Time; Closing...................................................        15
               1.4           Effect of the Mergers.....................................................        16
               1.5           Articles of Incorporation; Bylaws.........................................        16
               1.6           Directors and Officers....................................................        16
               1.7           Effect on Capital Stock...................................................        17
               1.8           Earnout...................................................................        21
               1.9           Dissenting Shares.........................................................        22
               1.10          Surrender of Certificates.................................................        23
               1.11          No Further Ownership Rights in Company Capital Stock......................        25
               1.12          Lost, Stolen or Destroyed Certificates....................................        25
               1.13          Tax-Free Reorganization...................................................        25
               1.14          Taking of Necessary Action; Further Action................................        26

Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................        26

               2.1           Organization and Qualification; Subsidiaries..............................        26
               2.2           Articles of Incorporation and Bylaws......................................        27
               2.3           Capitalization............................................................        27
               2.4           Authority Relative to this Agreement......................................        29
               2.5           No Conflict; Required Filings and Consents................................        29
               2.6           Compliance; Permits.......................................................        30
               2.7           Financial Statements......................................................        30
               2.8           No Undisclosed Liabilities; Total Assets and Total Liabilities............        31
               2.9           Absence of Certain Changes or Events......................................        31
               2.10          Absence of Litigation.....................................................        34
               2.11          Employee Benefit Plans and Compensation...................................        34
               2.12          Restrictions on Business Activities.......................................        38
               2.13          Title to Property.........................................................        38
               2.14          Taxes.....................................................................        39
               2.15          Environmental Matters.....................................................        40
               2.16          Brokers...................................................................        41
               2.17          Intellectual Property.....................................................        41
               2.18          Agreements, Contracts and Commitments.....................................        46
               2.19          Insurance.................................................................        49
               2.20          Certain Business Relationships with the Company...........................        49
               2.21          Product Warranty..........................................................        49
               2.22          Board Approval............................................................        49
               2.23          Reserved..................................................................        49
               2.24          Complete Copies of Materials..............................................        50
               2.25          Termination of Certain Agreements.........................................        50
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               2.26          Privacy Statements........................................................        50
               2.27          Power of Attorney.........................................................        51
               2.28          Indemnification Obligations...............................................        51
               2.29          Information Complete......................................................        51

Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS...................................        51

               3.1           Organization and Qualification; Subsidiaries..............................        51
               3.2           Authority Relative to this Agreement......................................        51
               3.3           SEC Filings; Financial Statements.........................................        52
               3.4           Brokers...................................................................        52
               3.5           Consents and Approvals; No Violations.....................................        53
               3.6           Litigation................................................................        53
               3.7           Information Complete......................................................        53

Article IV CONDUCT PRIOR TO CLOSING; NONSOLICITATION...................................................        53

               4.1           Conduct of Business of the Company........................................        53
               4.2           No Solicitation...........................................................        57

Article V ADDITIONAL AGREEMENTS........................................................................        58

               5.1           Stock Options and Warrants................................................        58
               5.2           Information Statement; Issuance of Freely Tradable Shares.................        59
               5.3           Affiliate Agreements......................................................        61
               5.4           Registration Statement on Form S-8........................................        61
               5.5           Post Closing Covenants; General...........................................        61
               5.6           Management Incentive Plan.................................................        62
               5.7           Shareholder Approval......................................................        62
               5.8           Access to Information.....................................................        62
               5.9           Confidentiality...........................................................        62
               5.10          Public Disclosure.........................................................        62
               5.11          Consents..................................................................        63
               5.12          FIRPTA Compliance.........................................................        63
               5.13          Legal Conditions to the Mergers...........................................        63
               5.14          Best Efforts; Additional Documents and Further Assurances.................        63
               5.15          Notification of Certain Matters...........................................        64
               5.16          Nasdaq National Market....................................................        64
               5.17          Voting Agreements.........................................................        64
               5.18          Blue Sky Laws.............................................................        64
               5.19          Stock Restrictions........................................................        64
               5.20          Employment Arrangements...................................................        64
               5.21          Documentation of Cash Balance.............................................        65
               5.24          Registered Intellectual Property..........................................        66
               5.25          Updated Company Schedule..................................................        66
               5.26          Rhapsody Promotions.......................................................        66
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                                      -2-

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Article VI CONDITIONS TO CLOSING.......................................................................        67

               6.1           Conditions to Obligations of Each Party to Effect the Mergers.............        67
               6.2           Additional Conditions to Obligations of the Company.......................        67
               6.3           Additional Conditions to the Obligations of Parent and Merger Subs........        68

Article VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW.........................................        71

               7.1           Survival of Representations, Warranties and Covenants.....................        71
               7.2           Escrow Arrangements.......................................................        72
               7.3           Indemnification...........................................................        80
               7.4           Third-Party Claims........................................................        81
               7.5           Shareholder Representative................................................        83
               7.6           Remedies Not Limited by Information and Investigation.....................        84

Article VIII TERMINATION, AMENDMENT AND WAIVER.........................................................        84

               8.1           Termination...............................................................        84
               8.2           Effect of Termination.....................................................        85
               8.3           Amendment.................................................................        86
               8.4           Extension; Waiver.........................................................        86

Article IX GENERAL PROVISIONS..........................................................................        86

               9.1           Notices...................................................................        86
               9.2           Expenses..................................................................        88
               9.3           Interpretation; Definitions...............................................        88
               9.4           Counterparts..............................................................        88
               9.5           Entire Agreement; Third Party Beneficiaries...............................        88
               9.6           Severability..............................................................        88
               9.7           Other Remedies; Specific Performance......................................        89
               9.8           Governing Law.............................................................        89
               9.9           Rules of Construction.....................................................        89
               9.10          Assignment................................................................        89

                         INDEX OF SCHEDULES AND EXHIBITS

SCHEDULE A    Key Employees

SCHEDULE A-1  Employees Whose Knowledge Is Imputed to Company

SCHEDULE B    Preliminary Consideration Allocation Schedule

EXHIBIT A     Form of Affiliate Agreement

EXHIBIT B     Terms of Management Incentive Plan

EXHIBIT C     Form of Voting Agreement

EXHIBIT D     Form of Articles of Amendment

                                      -3-

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EXHIBIT E-1   Form of Legal Opinion of WSGR

EXHIBIT E-2   Form of Legal Opinion of Fenwick & West LLP

EXHIBIT F-1   Form of Offer Letter

EXHIBIT F-2   Form of Development and Confidentiality Agreement

EXHIBIT G     Form of Stock Restriction Agreement

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of April 21, 2003, among REALNETWORKS, Inc., a Washington corporation ("PARENT"), Symphony Acquisition Corp. I, a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB I"), Symphony Acquisition Corp. II, a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB II," and together with Merger Sub I, the "MERGER SUBS"), LISTEN.COM, Inc., a California corporation (the "COMPANY") and, with respect to
ARTICLE VII and ARTICLE IX only, Mellon Investor Services LLC, as Escrow Agent (the "ESCROW AGENT"), and Robert Reid, as Shareholder Representative (the "SHAREHOLDER REPRESENTATIVE"). Parent, the Company, and Merger Sub are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

         A. Upon the terms and subject to the conditions of this Agreement (as defined in SECTION 1.2 below) and in accordance with the California General Corporation Law ("CALIFORNIA LAW"), Parent and the Company intend to enter into a two-step business combination transaction.

         B. The Board of Directors of the Company (i) has determined that Merger I, assuming completion of Merger II immediately thereafter (the terms "Merger I" and "Merger II" are defined in SECTION 1.1) is fair to, and in the best interests of, the Company and its shareholders, (ii) has approved this Agreement, and has approved Merger I and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of the Company adopt and approve this Agreement and approve Merger I.

         C. Contemporaneously with the execution and delivery of this Agreement, certain holders of Company Capital Stock (as defined in Section 1.1) are executing and delivering to Parent a voting agreement and irrevocable proxy.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 Definitions.

                  (a) The following terms are defined in the text of this
                  Agreement:

         "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 4.2.

         "AFFILIATE AGREEMENT" shall have the meaning set forth in Section 5.3.

         "AGREEMENT OF MERGER I" shall have the meaning set forth in Section
         1.3.

         "AGREEMENT OF MERGER II" shall have the meaning set forth in Section
         1.3.

         "AGREEMENT" shall have the meaning set forth in Section 1.3.

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         "APPROVALS" shall have the meaning set forth in Section 2.1(a).

         "ARTICLES OF AMENDMENT" shall have the meaning set forth in Section
         5.28.

         "ASSUMED WARRANT" shall have the meaning set forth in Section 5.1(b).

         "BASKET AMOUNT" shall have the meaning set forth in Section 7.2(i)(i).

         "BENEFIT" shall have the meaning set forth in Section 2.11(g)(i).

         "BONA-FIDE SUBSCRIBER" shall have the meaning set forth in Section 1.8(f)(i).

         "CALIFORNIA LAW" has the meaning set forth in Recital A.

         "CLAIM CERTIFICATE" shall have the meaning set forth in Section 7.2(f).

         "CLOSING DATE PAYMENT SCHEDULE" shall have the meaning set forth in
         Section 6.3(e).

         "CLOSING DATE" shall have the meaning set forth in Section 1.3.

         "CLOSING" shall have the meaning set forth in Section 1.3.

         "COBRA" shall have the meaning set forth in Section 2.11(a)(ii).

         "COMPANY AFFILIATES" shall have the meaning set forth in Section 5.3.

         "COMPANY BENEFIT PLAN" shall have the meaning set forth in Section 2.11(a)(i).

         "COMPANY CHARTER DOCUMENTS" shall have the meaning set forth in Section 2.2.

         "COMPANY CONTRACT" shall have the meaning set forth in Section 2.18.

         "COMPANY INTELLECTUAL PROPERTY" shall have the meaning set forth in
         Section 2.17.

         "COMPANY MUSIC SERVICE" shall have the meaning set forth in Section 1.8(f)(ii).

         "COMPANY PARTICIPANTS" shall have the meaning set forth in Section
         5.20.

         "COMPANY PERMITS" shall have the meaning set forth in Section 2.6(b).

         "COMPANY PRODUCTS" shall have the meaning set forth in Section 2.17(b).

         "COMPANY REGISTERED INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 2.17.

         "COMPANY SCHEDULE" shall have the meaning set forth in Article II.

         "COMPANY SHAREHOLDER VOTE" shall have the meaning set forth in Section 5.7.

         "COMPANY SOURCE CODE" shall have the meaning set forth in Section 2.17(p).

         "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 5.9.

         "CONFLICT" shall have the meaning set forth in Section 2.5(a).

         "CO-SALE AGREEMENT" shall have the meaning set forth in Section
         2.25(a).

         "COVERED EVENT" and "COVERED EVENTS" shall have the meaning set forth in Section 7.2(a).

         "COVERED PARTIES" shall have the meaning set forth in Section 7.2(a).

         "DISSENTING SHAREHOLDER" shall have the meaning set forth in Section 1.9(b).

         "DISSENTING SHARES" shall have the meaning set forth in Section 1.9(a).

         "DOL" shall have the meaning set forth in Section 2.11(a)(iii).

         "EARNOUT CASH" shall have the meaning set forth in Section 1.8(a).

         "EARNOUT CONTINGENCY" shall have the meaning set forth in Section
         1.8(a).

         "EARNOUT NOTICE" shall have the meaning set forth in Section 1.8(c).

         "EARNOUT OBJECTION NOTICE" shall have the meaning set forth in Section 1.8(d).

         "EARNOUT PERIOD" shall have the meaning set forth in Section 1.8(a).

         "EARNOUT REPORT" shall have the meaning set forth in Section 1.8(c).

         "EARNOUT RIGHT" shall have the meaning set forth in Section 1.8(e).

         "EARNOUT SETTLEMENT MEMORANDUM" shall have the meaning set forth in
         Section 1.8(d).

         "EARNOUT TARGET" shall have the meaning set forth in Section 1.8(a).

         "EMPLOYEE" shall have the meaning set forth in Section 2.11(a)(iv).

         "EMPLOYEE AGREEMENT" shall have the meaning set forth in Section 2.11(a)(v).

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         "ENVIRONMENTAL CLAIM" shall have the meaning set forth in Section 2.15.

         "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 2.15.

         "ERISA" shall have the meaning set forth in Section 2.11(a)(vi).

         "ERISA AFFILIATE" shall have the meaning set forth in Section 2.11(a)(vii).

         "ESCROW CASH" shall have the meaning set forth in Section 1.7(c) .

         "ESCROW DISTRIBUTION NOTICE" shall have the meaning set forth in
         Section 7.2(d)(vi).

         "ESCROW FUND" shall have the meaning set forth in Section 7.2(c).

         "ESCROW PERIOD" shall have the meaning set forth in Section 7.2(d)(i).

         "ESCROW SHARES" shall have the meaning set forth in Section 1.7(c).

         "ESCROW TERMINATION DATE" shall have the meaning set forth in Section 7.1(a).

         "EXCESS LEGAL EXPENSES" shall have the meaning set forth in Section 7.2(a).

         "EXCHANGE AGENT" shall have the meaning set forth in Section 1.10(a).

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 2.7.

         "FORM S-4" shall have the meaning set forth in Section 5.2(b)(ii).

         "GAAP" shall have the meaning set forth in Section 2.7.

         "HAZARDOUS MATERIALS" shall have the meaning set forth in Section 2.15.

         "HEARING" shall have the meaning set forth in Section 5.2(b)(i).

         "INDEMNIFIED PARTIES" shall have the meaning set forth in Section
         7.3(a).

         "INDIVIDUALS" shall have the meaning set forth in Section 2.26.

         "INFORMATION STATEMENT" shall have the meaning set forth in Section 5.2(a).

         "INITIAL EARNOUT REPORT" shall have the meaning set forth in Section 1.8(b).

         "INITIAL ESCROW HOLDBACK AMOUNT" shall have the meaning set forth in
         Section 7.2(d)(ii).

         "INITIAL ESCROW TERMINATION DATE" shall have the meaning set forth in
         Section 7.2(d)(ii).

         "INSURANCE POLICIES" shall have the meaning set forth in Section 2.19.

         "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section
         2.17.

         "INTERNATIONAL EMPLOYEE PLAN" shall have the meaning set forth in
         Section 2.11(a)(viii).

         "INVESTORS RIGHTS AGREEMENT" shall have the meaning set forth in
         Section 2.25(a).

         "IRS" shall have the meaning set forth in Section 2.11(a)(ix).

         "JULY NOTE" shall have the meaning set forth in Section 5.23(b).

         "JUNE NOTE" shall have the meaning set forth in Section 5.23(a).

         "KEY EMPLOYEES" shall have the meaning set forth in Section 6.3(m).

         "LEASED PROPERTIES" shall have the meaning set forth in Section
         2.13(a).

         "LEASES" shall have the meaning set forth in Section 2.13(a).

         "LOAN AGREEMENT" shall have the meaning set forth in Section 5.22.

         "LOSS" and "LOSSES" shall have the meaning set forth in Section 7.2(a).

         "MAY NOTE" shall have the meaning set forth in Section 5.22.

         "MERGER SUB I COMMON STOCK" shall have the meaning set forth in Section 1.7(f).

         "MERGER SUB II COMMON STOCK" shall have the meaning set forth in
         Section 1.7(f).

         "MERGERS" shall have the meaning set forth in Section 1.2.

         "MERGER I" shall have the meaning set forth in Section 1.2.

         "MERGER II" shall have the meaning set forth in Section 1.2.

         "MOST RECENT BALANCE SHEET" shall have the meaning set forth in Section 2.7.

         "NET BONA-FIDE SUBSCRIBERS" shall have the meaning set forth in Section 1.8(f)(iii).

         "NEW SHARES" shall have the meaning set forth in Section 7.2(e)(ii).

         "PARENT BENEFIT ARRANGEMENTS" shall have the meaning set forth in
         Section 5.20.

         "PARENT SCHEDULE" shall have the meaning set forth in Article III.

         "PARENT SEC REPORTS" shall have the meaning set forth in Section
         3.3(a).

         "PATENTS" shall have the meaning set forth in Section 2.17.

         "PBGC" shall have the meaning set forth in Section 2.11(a)(x).

         "PENSION PLAN" shall have the meaning set forth in Section 2.11(a)(xi)

         "PERMIT" shall have the meaning set forth in Section 5.2(b)(i).

         "POTENTIAL 280G BENEFITS" shall have the meaning set forth in Section 6.3(n).

         "PRIVACY STATEMENTS" shall have the meaning set forth in Section 2.26.

         "PROSPECTUS/PROXY STATEMENT" shall have the meaning set forth in
         Section 5.2(b)(ii).

         "PUBLIC SOFTWARE" shall have the meaning set forth in Section 2.17(q).

         "REGISTERED INTELLECTUAL PROPERTY" shall have the meaning set forth in
         Section 2.17.

         "REGULAR BALANCE SHEET" shall have the meaning set forth in Section
         2.7.

         "REMAINING PORTION" shall have the meaning set forth in Section 7.2(d)(iii).

         "REPLACEMENT OPTION" shall have the meaning set forth in Section
         5.1(a).

         "RETURNS" shall have the meaning set forth in Section 2.14(b)(i).

         "RYAN SEVERANCE AGREEMENT" shall have the meaning set forth in Section 2.25(b).

         "SEC" shall have the meaning set forth in Section 3.3(a).

         "STOCK RESTRICTION AGREEMENT" shall have the meaning set forth in
         Section 6.3(o).

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
         1.2.

         "SURVIVING CORPORATION I" shall have the meaning set forth in Section 1.2.

         "TAX" or "TAXES" shall have the meaning set forth in Section 2.14(a).

         "THIRD PARTY CLAIM" shall have the meaning set forth in Section 7.4(a)(i).

         "THIRD PARTY EXPENSES" shall have the meaning set forth in Section 9.2.

         "UPDATED COMPANY SCHEDULE" shall have the meaning set forth in Section 5.25.

         "VOTING AGREEMENT" shall have the meaning set forth in Section 2.25(a).

                  (b) As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa).

         "ACCRUED DIVIDENDS" means, with respect to a share of Company Preferred Stock, the dollar amount of dividends that have accrued on such share of Company Preferred Stock pursuant to the terms of the Company's articles of incorporation from the date of issuance of such share of Company Preferred Stock until the date of this Agreement.

         "ADJUSTED DILUTED COMMON SHARE NUMBER" means the Diluted Common Share Number less the following, as of immediately prior to the Effective Time of Merger I: (A) the number of shares of Company Common Stock issuable upon exercise of the portions of Company Stock Options to purchase Company Common Stock which are not Vested, (B) the number of outstanding shares of Company Common Stock which are Restricted, (C) the number of shares of Company Common Stock which are issuable upon exercise of all Company Common Warrants having a per share exercise price of greater than or equal to $4.00, and (D) the number of shares of Company Common Stock issuable upon exercise of the Best Buy Warrant.

         "AFFILIATE" shall have the meaning ascribed to such term in Rule 144 promulgated under the Securities Act (as defined herein).

         "ADJUSTED AGGREGATE LIQUIDATION PREFERENCE" means the sum of:

                  (A) the sum of the Series A Adjusted Liquidation Preferences
                      for all shares of Company Preferred A Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred A Stock underlying Company Warrants to purchase shares of Company Preferred A Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I;

                  (B) the sum of the Series B Adjusted Liquidation Preferences
                      for all shares of Company Preferred B Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred B Stock underlying Company Warrants to purchase shares of Company Preferred B Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I;

                  (C) the sum of the Series C Adjusted Liquidation Preferences
                      for all shares of Company Preferred C Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred C Stock underlying Company Warrants to purchase shares of Company Preferred C Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I (but excluding the shares of Company Preferred C Stock underlying the Comdisco Warrant);

                  (D) the sum of the Series D Adjusted Liquidation Preferences
                      for all shares of Company Preferred A Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred D Stock underlying Company Warrants to purchase shares of Company Preferred D Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I; and

                  (E) the sum of the Series 1 Adjusted Liquidation Preferences
                      for all shares of Company Preferred A Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred 1 Stock underlying Company Warrants to purchase shares of Company Preferred 1 Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I.

         "AGGREGATE LIQUIDATION PREFERENCE" means the sum of:

                  (A) the sum of the Series A Liquidation Preferences for all
                      shares of Company Preferred A Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred A Stock underlying Company Warrants to purchase shares of Company Preferred A Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I;

                  (B) the sum of the Series B Liquidation Preferences for all
                      shares of Company Preferred B Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred B Stock underlying Company Warrants to purchase shares of Company Preferred B Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I;

                  (C) the sum of the Series C Liquidation Preferences for all
                      shares of Company Preferred C Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred C Stock underlying Company Warrants to purchase shares of Company Preferred C Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I (but excluding the shares of Company Preferred C Stock underlying the Comdisco Warrant);

                  (D) the sum of the Series D Liquidation Preferences for all
                      shares of Company Preferred D Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred D Stock underlying Company Warrants to purchase shares of Company Preferred D Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I; and

                  (E) the sum of the Series 1 Liquidation Preferences for all
                      shares of Company Preferred 1 Stock outstanding immediately prior to the Effective Time of Merger I and shares of Company Preferred 1 Stock underlying Company Warrants to purchase shares of Company Preferred 1 Stock which Company Warrants do not terminate, and are not exercised, prior to the Effective Time of Merger I.

         "APPLICABLE CASH EXCHANGE RATIO" means, with respect to a share of Company Capital Stock, the exchange ratio applicable to the conversion of such share of Company Capital Stock into Merger Cash pursuant to SECTION 1.7(a).

         "APPLICABLE LIQUIDATION PREFERENCE" means, with respect to shares of Company Preferred Stock, the Series A Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference, Series D Liquidation Preference or Series 1 Liquidation Preference, as applicable, of such shares of Company Preferred Stock.

         "APPLICABLE STOCK EXCHANGE RATIO" means, with respect to a share of Company Capital Stock, the exchange ratio applicable to the conversion of such share of Company Capital Stock into Parent Capital Stock pursuant to SECTION 1.7(a).

         "ASSUMED RESTRICTION AGREEMENT" means a Company Stock Restriction Agreement that is assumed by Parent in connection with the Mergers.

         "BLUE SKY LAW" means any securities law of any state.

         "BEST BUY AGREEMENT" means the Strategic Marketing Agreement by and among Best Buy Stores, L.P. and BestBuy.com LLC and the Company dated December 24, 2002.

         "BEST BUY WARRANT" means the warrant for common shares issuable pursuant to Section 5.2 of the Best Buy Agreement.

         "BUSINESS DAY" means any day other than a Saturday or Sunday or a day on which banks in Seattle, Washington are closed.

         "CERTIFICATE" means a certificate which immediately prior to the Effective Time of Merger I represented outstanding shares of Company Capital Stock.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMDISCO WARRANT" means that certain warrant to purchase 10,776 shares of Company Preferred C Stock issued to Comdisco, Inc. and dated as of September 30, 1999.

         "COMMON CASH EXCHANGE RATIO" means the quotient obtained by dividing
(A) the product of (1) the Merger Cash Fraction and (2) the Remaining Consideration, by (B) the Adjusted Diluted Common Share Number.

         "COMMON STOCK EXCHANGE RATIO" means the quotient obtained by dividing
(A) the product of (1) the Merger Stock Fraction and (2) the Remaining Consideration, by (B) the product of (1) the Adjusted Diluted Common Share Number and (2) the Parent Stock Price.

         "COMPANY BOARD" means the Board of Directors of the Company.

         "COMPANY CAPITAL STOCK" means Company Common Stock and/or Company Preferred Stock.

         "COMPANY COMMON STOCK" means common stock of the Company, no par value.

         "COMPANY COMMON WARRANT" means a Company Warrant to purchase Company Common Stock.

         "COMPANY PREFERRED A STOCK" means Series A Preferred Stock of the Company, no par value.

         "COMPANY PREFERRED B STOCK" means the Series B Preferred Stock of the Company, no par value.

         "COMPANY PREFERRED C STOCK" means the Series C Preferred Stock of the Company, no par value.

         "COMPANY PREFERRED D STOCK" means the Series D Preferred Stock of the Company, no par value.

         "COMPANY PREFERRED 1 STOCK" means the Series 1 Preferred Stock of the Company, no par value.

         "COMPANY PREFERRED STOCK" means preferred stock of the Company, no par value.

         "COMPANY PREFERRED WARRANT" means a Company Warrant to purchase Company Preferred Stock.

         "COMPANY SHAREHOLDER" means a shareholder of record of the Company immediately prior to the Effective Time of Merger I, as determined in accordance with the stock transfer records of the Company.

         "COMPANY STOCK OPTION" means any stock option to purchase Company Capital Stock (other than a Company Warrant), whether or not Vested, that is outstanding immediately prior to the Effective Time of Merger I.

         "COMPANY STOCK RESTRICTION AGREEMENT" means an agreement between the Company and a holder of Company Capital Stock which provides for a right of repurchase, forfeiture or divestment in favor of the Company.

         "COMPANY STOCK RIGHT" means any subscription, option, warrant, equity securities, partnership interests or similar ownership interest, call, right (including preemptive rights), commitment or agreement of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Company Capital Stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant or enter into any of the foregoing arrangements or agreements.

         "COMPANY WARRANT" means any warrant or other Company Stock Right (other than a Company Stock Option) that is outstanding immediately prior to the Effective Time of Merger I.

         "CONTRACT" means any written, oral or other agreement, contract, subcontract, lease, binding understanding, promise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

         "DILUTED COMMON SHARE NUMBER" means, as of immediately prior to the Effective Time of Merger I, the sum of (A) the number of shares of Company Common Stock outstanding, (B) the number of shares of Company Common Stock underlying outstanding Company Stock Options, (C) the number of shares of Company Common Stock underlying outstanding Company Common Warrants, and (D) the number of shares of Company Common Stock underlying other Company Stock Rights to purchase or subscribe for Company Common Stock (including, without limitation, the Best Buy Warrant).

         "EARNOUT DATE" means the date that the Earnout Contingency is satisfied.

         "EFFECTIVE TIME OF MERGER I" shall mean the time at which a properly executed agreement of merger effecting Merger I conforming to the requirements of the applicable provisions of California Law is filed with the Secretary of State of the State of California.

         "EFFECTIVE TIME OF MERGER II" shall mean the time at which a properly executed agreement of merger effecting Merger II conforming to the requirements of the applicable provisions of California Law is filed with the Secretary of State of the State of California.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GOVERNMENTAL BODY" means any:

                  (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, provincial, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d)      multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "KNOWLEDGE" -- an individual will be deemed to have "KNOWLEDGE" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a reasonably prudent individual in such individual's position could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting his or her duties. Parent will be deemed to have "KNOWLEDGE" of a particular fact or other matter if an officer or director of Parent has "Knowledge" (as defined above) of such fact or other matter. The Company will be deemed to have "KNOWLEDGE" of a particular fact or other matter if any of the employees of the Company listed on Schedule A-1 attached hereto has "Knowledge" (as defined above) of such fact or other matter.

         "LEGAL REQUIREMENT" means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         "LIEN" means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capitalized lease obligation or other title retention agreement, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, other than Permitted Liens.

         "MAJOR MUSIC LABELS" means BMG Music, Sony Music Entertainment, Inc., Universal Music Group, Inc., Warner Music Group and EMI Recorded Music Holdings, Inc. or their respective Affiliates that have entered into content license agreements with the Company.

         "MATERIAL ADVERSE EFFECT" means, when used in connection with a Person, any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such entity taken as a whole, other than as a result of (i) changes generally adversely affecting the United States economy (so long as such Person is not disproportionately affected thereby), including, without limitation, war or the outbreak of hostilities, (ii) performance by such Person of its obligations under this Agreement or, with respect to Company only, the failure of Parent to consent to actions reasonably requested by Company pursuant to Section 4.1 of this Agreement, or (iii) the announcement or pendency of the transactions contemplated by this Agreement (provided that this (iv) shall not except from the determination of whether a Material Adverse Effect has occurred any actions of the Major Music Labels or any Governmental Body).

         "MERGER CONSIDERATION" means shares of Parent Common Stock and cash, including cash in lieu of fractional shares in accordance with SECTION 1.7(h), issuable and payable pursuant to the terms of SECTION 1.7, and upon exercise of Replacement Options and Assumed Warrants issued or assumed pursuant to Section 5.1.

         "MERGER CASH" means cash consideration paid or payable (i) pursuant to
SECTION 1.7(a) and (ii) pursuant to Assumed Warrants under SECTION 5.1(b), excluding the Earnout Cash or any cash paid in lieu of fractional shares.

         "MERGER CASH AMOUNT" means $17,560,000 plus the Preferred Warrant Purchase Price.

         "MERGER CASH FRACTION" means the quotient obtained by dividing (A) the Merger Cash Amount by (B) the sum of the Merger Cash Amount and the Merger Stock Amount.

         "MERGER STOCK AMOUNT" means $17,560,000.

         "MERGER STOCK FRACTION" means the quotient obtained by dividing (A) the Merger Stock Amount by (B) the sum of the Merger Cash Amount and the Merger Stock Amount.

         "MERGER SHARES" means the shares of Parent Common Stock (i) issued pursuant to SECTION 1.7(a) and (ii) issued or issuable pursuant to Replacement Options under SECTION 5.1(a)(I) and Assumed Warrants under SECTION 5.1(b)(I).

         "OPTION EXCHANGE RATIO" means the sum of (A) the Common Stock Exchange Ratio and (B) the quotient obtained by dividing the Common Cash Exchange Ratio by the RN Stock Price.

         "ORDINARY COURSE OF BUSINESS" means an action taken by a Person only if: (A) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(B) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (C) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in substantially similar lines of business as such Person.

         "PARENT COMMON STOCK" means common stock of Parent, $0.001 par value per share.

         "PARENT STOCK PRICE" shall mean $4.3747 (as appropriately adjusted for any stock split, stock dividend or similar event referenced in Section 1.7(g)).

         "PERMITTED LIENS" means any of the following to the extent they arise in the Ordinary Course of Business of the Person whose property is subject to the Lien: (a) any mechanic's liens, landlord's liens and liens to secure importation/custom duties in connection with the importation of goods; (b) any liens for Taxes, assessments, judgments and similar charges not yet due and payable or which are being contested in good faith and for which any required reserves have been established; (c) purchase money liens and liens securing rental payments under capital lease arrangements of the Company.

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PREFERRED WARRANT PURCHASE PRICE" means, as of immediately prior to the Effective Time of Merger I, the aggregate amount of cash consideration, if any, received by the Company from holders of Company Preferred Warrants in payment of the exercise price for all exercises of such Company Preferred Warrants following the date of this Agreement and prior to the Effective Time of Merger I.

         "PREFERRED WARRANT NET EXERCISE AMOUNT" means, as of immediately prior to the Effective Time of Merger I, the aggregate of the Applicable Liquidation Preferences of all shares of Company Preferred Stock issued (on a net basis) pursuant to the "net exercise" of Company Preferred Warrants following the date of this Agreement and prior to the Effective Time of Merger I; provided that for this purpose "net exercise" means an exercise of a Company Preferred Warrant (in whole or in part) in which the exercise price payable with respect to such exercise is satisfied, pursuant to the terms of such Company Preferred Warrant, by the cancellation or conversion of a portion of such Company Preferred Warrarnt.

         "PRINCIPAL SHAREHOLDER" shall mean Robert Reid.

         "REASONABLY CONTEMPLATED TO BE CONDUCTED" means, with respect to a Party's business, the manner in which the Party's management reasonably contemplates operating the Party's business through the period ending sixty (60) days following the Closing, assuming for this purpose only that the Closing does not occur.

         "REMAINING CONSIDERATION" means (A) the sum of the Merger Cash Amount and the Merger Stock Amount, minus (B) the sum of the Adjusted Aggregate Liquidation Preference and $1,250,000.

         "RESTRICTED" means, with respect to outstanding shares of Company Capital Stock or Merger Consideration, that such shares or Merger Consideration are subject to a right of repurchase, forfeiture or divestment in favor of either the party that issued such shares or paid or issued such Merger Consideration, or both.

         "RESTRICTED MERGER SHARES" means the Merger Shares which are, immediately following the Effective Time of Merger I, subject to forfeiture, divestment or a repurchase right in favor of Parent pursuant to a Stock Restriction Agreement or other agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SERIES A ADJUSTED LIQUIDATION PREFERENCE" for a share of Company Preferred A Stock means such share's Series A Liquidation Preference minus (A) the product of (i) $1,250,000 times (ii) the quotient obtained by dividing (x) such share's Series A Liquidation Preference by (y) the Aggregate Liquidation Preference, and (B) the product of (i) the Preferred Warrant Net Exercise Amount times (ii) the quotient obtained by dividing (x) such share's Series A Liquidation Preference by (y) the sum of the Merger Cash Amount and the Merger Stock Amount.

         "SERIES A CASH EXCHANGE RATIO" for a share of Company Preferred A Stock means the product of (A) the Merger Cash Fraction times (B) such share's Series A Adjusted Liquidation Preference.

         "SERIES A LIQUIDATION PREFERENCE" for a share of Company Preferred A Stock means the sum of (A) $0.74 and (B) Accrued Dividends for such share of Company Preferred A Stock.

         "SERIES A SHARE EXCHANGE RATIO" for a share of Company Preferred A Stock means the quotient obtained by dividing (A) the product of the Merger Stock Fraction times such share's Series A Adjusted Liquidation Preference, by
(B) the Parent Stock Price.

         "SERIES B ADJUSTED LIQUIDATION PREFERENCE" for a share of Company Preferred B Stock means such share's Series B Liquidation Preference minus (A) the product of (i) $1,250,000 times (ii) the quotient obtained by dividing (x) such share's Series B Liquidation Preference by (y) the Aggregate Liquidation Preference, and (B) the product of (i) the Preferred Warrant Net Exercise Amount times (ii) the quotient obtained by dividing (x) such share's Series B Liquidation Preference by (y) the sum of the Merger Cash Amount and the Merger Stock Amount.

         "SERIES B CASH EXCHANGE RATIO" for a share of Company Preferred B Stock means the product of (A) the Merger Cash Fraction times (B) such share's Series B Adjusted Liquidation Preference.

         "SERIES B LIQUIDATION PREFERENCE" for a share of Company Preferred B Stock means the sum of (A) $2.35 and (B) Accrued Dividends for such share of Company Preferred B Stock.

         "SERIES B SHARE EXCHANGE RATIO" for a share of Company Preferred B Stock means the quotient obtained by dividing (A) the product of the Merger Stock Fraction times such share's Series B Adjusted Liquidation Preference, by
(B) the Parent Stock Price.

         "SERIES C ADJUSTED LIQUIDATION PREFERENCE" for a share of Company Preferred C Stock means such share's Series C Liquidation Preference minus (A) the product of (i) $1,250,000 times (ii) the quotient obtained by dividing (x) such share's Series C Liquidation Preference by (y) the Aggregate Liquidation Preference, and (B) the product of (i) the Preferred Warrant Net Exercise Amount times (ii) the quotient obtained by dividing (x) such share's Series C Liquidation Preference by (y) the sum of the Merger Cash Amount and the Merger Stock Amount.

         "SERIES C CASH EXCHANGE RATIO" for a share of Company Preferred C Stock means the product of (A) the Merger Cash Fraction times (B) such share's Series C Adjusted Liquidation Preference.

         "SERIES C LIQUIDATION PREFERENCE" for a share of Company Preferred C Stock means the sum of (A) $9.28 and (B) Accrued Dividends for such share of Company Preferred C Stock.

         "SERIES C SHARE EXCHANGE RATIO" for a share of Company Preferred C Stock means the quotient obtained by dividing (A) the product of the Merger Stock Fraction times such share's Series C Adjusted Liquidation Preference, by
(B) the Parent Stock Price.

         "SERIES D ADJUSTED LIQUIDATION PREFERENCE" for a share of Company Preferred D Stock means such share's Series D Liquidation Preference minus (A) the product of (i) $1,250,000 times (ii) the quotient obtained by dividing (x) such share's Series D Liquidation Preference by (y) the Aggregate Liquidation Preference, and (B) the product of (i) the Preferred Warrant Net Exercise Amount times (ii) the quotient obtained by dividing (x) such share's Series D Liquidation Preference by (y) the sum of the Merger Cash Amount and the Merger Stock Amount.

         "SERIES D CASH EXCHANGE RATIO" for a share of Company Preferred D Stock means the product of (A) the Merger Cash Fraction times (B) such share's Series D Adjusted Liquidation Preference.

         "SERIES D LIQUIDATION PREFERENCE" for a share of Company Preferred D Stock means the sum of (A) $14.775 and (B) Accrued Dividends for such share of Company Preferred D Stock.

         "SERIES D SHARE EXCHANGE RATIO" for a share of Company Preferred D Stock means the quotient obtained by dividing (A) the product of the Merger Stock Fraction times such share's Series D Adjusted Liquidation Preference, by
(B) the Parent Stock Price.

         "SERIES 1 ADJUSTED LIQUIDATION PREFERENCE" for a share of Company Preferred 1 Stock means such share's Series 1 Liquidation Preference minus (A) the product of (i) $1,250,000 times (ii) the quotient obtained by dividing (x) such share's Series 1 Liquidation Preference by (y) the Aggregate Liquidation Preference, and (B) the product of (i) the Preferred Warrant Net Exercise Amount times (ii) the quotient obtained by dividing (x) such share's Series 1 Liquidation Preference by (y) the sum of the Merger Cash Amount and the Merger Stock Amount.

         "SERIES 1 CASH EXCHANGE RATIO" for a share of Company Preferred 1 Stock means the product of (A) the Merger Cash Fraction times (B) such share's Series 1 Adjusted Liquidation Preference.

         "SERIES 1 LIQUIDATION PREFERENCE" for a share of Company Preferred 1 Stock means the sum of (A) $14.775 and (B) Accrued Dividends for such share of Company Preferred 1 Stock.

         "SERIES 1 SHARE EXCHANGE RATIO" for a share of Company Preferred 1 Stock means the quotient obtained by dividing (A) the product of the Merger Stock Fraction times such share's Series 1 Adjusted Liquidation Preference, by
(B) the Parent Stock Price.

         "TRADING DAY" means a day on which trades occur on the Nasdaq Stock Market and for which a last sale price is reported for the Parent Common Stock.

         "UNRESTRICTED" means, with respect to Company Capital Stock, Merger Shares and Merger Cash, such Company Capital Stock, Merger Shares and Merger Cash which are not Restricted.

         "VEST" or "VESTING" means (a) with respect to an option, such option becoming vested and exercisable, and (b) with respect to Merger Shares that are Restricted, such shares becoming released from the applicable risk of forfeiture or divestment or repurchase right; and "VESTED" (a) with respect to options, refers to the maximum number of shares which may then be issued upon exercise of such option (and which upon such issuance will not be Restricted), and (b) with respect to Restricted Merger Shares, refers to the number of shares which are released from the applicable risk of forfeiture or divestment or repurchase right.

         1.2 The Mergers. At the Effective Time of Merger I and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub I shall be merged with and into the Company ("MERGER I"), the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION I"). Immediately following the Effective Time of Merger I, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of California Law, the Company will be merged with and into Merger Sub II ("MERGER II, and together with Merger I, the "MERGERS"), and the separate corporate existence of the Company shall cease. Merger Sub II shall continue as the surviving corporation in Merger II (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of the Company in accordance with the applicable provisions of California Law.

         1.3 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause Merger I to be consummated by filing an Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the "AGREEMENT OF MERGER I") as soon as practicable on or after the Closing Date (as herein defined). Immediately following the Effective Time of Merger I, the parties shall file with the Secretary of State of the State of California a properly executed Agreement of Merger for Merger II conforming to the requirements of the applicable provisions of California Law ("AGREEMENT OF MERGER II"). Each of Merger I and Merger II shall become effective at the time Agreement of Merger I and Agreement of Merger II, respectively, is filed with the Secretary of State of the State of California. Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Merger and Reorganization and the Agreements of Merger. The closing of the Mergers (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 5300 Carillon Point, Kirkland, Washington on the date that is two (2) business days after all closing conditions set forth in Article 6 hereof have been satisfied or waived (or, if later, five (5) Business Days following delivery of the Updated Company Schedule), or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

         1.4 Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time of Merger I, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation I, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation I, and
(ii) at the Effective Time of Merger II, all the property, rights, privileges, powers and franchises of the Surviving Corporation I and Merger Sub II shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Surviving Corporation I and Merger Sub II shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5 Articles of Incorporation; Bylaws.

                  (a) Unless otherwise determined by Parent and the Company prior to the Effective Time of Merger I:

                           (i)      the articles of incorporation of the
Surviving Corporation I shall be amended in its entirety so that it is identical to the articles of incorporation of Merger Sub I in effect immediately prior to the Effective Time of Merger I, until thereafter amended as provided by law and such articles of incorporation of the Surviving Corporation I; and

                           (ii)     the bylaws of the Surviving Corporation I
shall be amended in their entirety so that they are identical to the bylaws of Merger Sub I in effect immediately prior to the Effective Time of Merger I, until thereafter amended.

                  (b) Unless otherwise determined by Parent and the Company prior to the Effective Time of Merger II:

                           (i)      the articles of incorporation of the
Surviving Corporation shall be amended in its entirety so that it is identical to the articles of incorporation of Merger Sub II in effect immediately prior to the Effective Time of Merger II, until thereafter amended as provided by law and such articles of incorporation of the Surviving Corporation; provided, however, that at the Effective Time of Merger II the articles of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Listen.com, Inc"; and

                           (ii)     the bylaws of the Surviving Corporation
shall be amended in their entirety so that they are identical to the bylaws of Merger Sub II in effect immediately prior to the Effective Time of Merger II, until thereafter amended.

         1.6 Directors and Officers.

                  (a) Unless otherwise determined by Parent and the Company prior to the Effective Time of Merger I, the initial directors of the Surviving Corporation I shall be the directors of Merger Sub I immediately prior to the Effective Time of Merger I, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation I shall be the officers of Merger Sub I immediately prior to the Effective Time of Merger I, until their respective successors are duly appointed

                  (b) Unless otherwise determined by Parent and the Company prior to the Effective Time of Merger II, the initial directors of the Surviving Corporation shall be the directors of Merger Sub II immediately prior to the Effective Time of Merger II, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub II immediately prior to the Effective Time of Merger II, until their respective successors are duly appointed.

         1.7 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time of Merger I, by virtue of Merger I and without any action on the part of Merger Sub I, the Company or the holders of any of the following securities, the following shall occur:

                  (a) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time of Merger I, other than any Dissenting Shares (as defined in SECTION 1.9(a)) and any shares of Company Capital Stock to be canceled pursuant to SECTION 1.7(d), will be canceled and extinguished and automatically converted (subject to SECTIONS 1.7(g) and (h)) into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in SECTION 1.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in SECTION 1.12), shares of Parent Common Stock, and cash, as follows; provided, that, with respect to shares of Company Capital Stock outstanding at the Closing Date, a portion of the shares of Parent Common Stock and cash into which such shares shall be converted shall be deposited into escrow pursuant to
Section 7.3 below:

                           (i)      Company Preferred A Stock. Each share of
Company Preferred A Stock shall convert into: (A) a number of shares of Parent Common Stock equal to the Series A Share Exchange Ratio for such share, and (B) an amount of cash equal to the Series A Cash Exchange Ratio for such share;

                           (ii)     Company Preferred B Stock. Each share of
Company Preferred B Stock shall convert into: (A) a number of shares of Parent Common Stock equal to the Series B Share Exchange Ratio for such share, and (B) an amount of cash equal to the Series B Cash Exchange Ratio for such share;

                           (iii)    Company Preferred C Stock. Each share of
Company Preferred C Stock shall convert into: (A) a number of shares of Parent Common Stock equal to the Series C Share Exchange Ratio for such share, and (B) an amount of cash equal to the Series C Cash Exchange Ratio for such share;

                           (iv)     Company Preferred D Stock. Each share of
Company Preferred D Stock shall convert into: (A) a number of shares of Parent Common Stock equal to the Series D Share Exchange Ratio for such share, and (B) an amount of cash equal to the Series D Cash Exchange Ratio for such share;

                           (v)      Company Preferred 1 Stock. Each share of
Company Preferred 1 Stock shall convert into: (A) a number of shares of Parent Common Stock equal to the Series 1 Share Exchange Ratio for such share, and (B) an amount of cash equal to the Series 1 Cash Exchange Ratio for such share; and

                           (vi)     Company Common Stock. Each share of Company
Common Stock shall convert into: (A) a number of shares of Parent Common Stock equal to the Common Stock Exchange Ratio, (B) an amount of cash equal to the Common Cash Exchange Ratio, and (C) the nontransferable contingent right to receive cash upon satisfaction of the Earnout Contingency pursuant to Section 1.8.

                  (b) Restricted Merger Consideration.

                           (i)      If any shares of Company Capital Stock
outstanding immediately prior to the Effective Time of Merger I are Restricted or are otherwise subject to a repurchase option, risk of forfeiture or other condition under any applicable Company Stock Restriction Agreement, then the shares of Parent Common Stock and other Merger Consideration issued in exchange for such Restricted shares of Company Capital Stock will also be Restricted and subject to the same repurchase option, risk of forfeiture or other condition in favor of Parent; provided, however, that the repurchase price for each Restricted share of Parent Common Stock issued with respect to Restricted shares of Company Capital Stock shall equal the repurchase price for a Restricted share of Company Capital Stock divided by the Applicable Stock Exchange Ratio. Upon Parent's exercise of the repurchase option, right of forfeiture or other condition with respect to a Restricted share of Parent Common Stock, Parent shall also have effected a repurchase of an amount of Restricted Cash equal to the quotient of the Applicable Cash Exchange Ratio divided by the Applicable Stock Exchange Ratio. Restricted Merger Consideration and Certificates representing the Restricted Merger Shares shall be held by Parent in accordance with the terms of the applicable exercise, stock purchase or stock restriction agreement until such Restricted Merger Consideration is no longer subject to repurchase.

                           (ii)     Cash dividends, if any, on Restricted shares
of Parent Common Stock will be distributed to the Shareholders on whose behalf the Restricted shares of Parent Common Stock are being held by Parent. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent, including shares issued upon a stock dividend or split, in respect of Restricted shares of Parent Common Stock (which remain restricted at the time of such distribution) will be subject to the same restrictions and other terms as the Restricted shares of Parent Common Stock with respect to which the distribution is made.

                           (iii)    Each Company Shareholder will have voting
rights with respect to Restricted shares of Parent Common Stock (and other voting securities) held by Parent on its behalf.

                           (iv)     The Company shall take all action that may
be necessary to ensure that, from and after the Effective Time of Merger I, Parent is entitled to exercise any such repurchase option or other right set forth in any Assumed Restriction Agreement. The certificates representing shares of Parent Common Stock that are Restricted may be marked with appropriate legends with respect to such repurchase option, risk of forfeiture or other condition.

                  (c) Escrow. Twenty percent (20%) of the Merger Shares and Merger Cash issuable pursuant to SECTION 1.7(a) hereof in respect of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time of Merger I (excluding Dissenting Shares), will, without any act of any Company Shareholder, be deposited with the Escrow Agent, such deposit to constitute an Escrow Fund (as defined in SECTION 7.2) to be governed by the terms of SECTION 7.2 (such shares of Parent Common Stock and cash deposited in the Escrow Fund, the "ESCROW SHARES" and the "ESCROW CASH," respectively). The portion of the Escrow Shares and Escrow Cash contributed by each Company Shareholder shall be based on the proportion that the Merger Shares and Merger Cash to be issued to such Company Shareholder in respect of shares of Company Capital Stock held by such Company Shareholder immediately prior to the Effective Time of Merger I bears to all Merger Shares and Merger Cash to be issued in respect of all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time of Merger I (excluding Dissenting Shares). With respect to each Company Shareholder who will receive Merger Shares and Merger Cash pursuant to SECTION 1.7(a) that are Restricted, (i) such Company Shareholder's contributions to the Escrow Shares and Escrow Cash shall be comprised of Merger Shares and Merger Cash that are Restricted and Unrestricted in the same proportions as the total number of Merger Shares and amount of Merger Cash such Company Shareholder is entitled to receive is comprised of Merger Shares and Merger Cash that are Restricted and Unrestricted and (ii) the Merger Shares and Merger Cash of such Company Shareholder included in the Escrow Shares and Escrow Cash shall be allocated among the Restricted Merger Shares and Restricted Merger Cash that Vests at different times in the same proportions as all of such Company Shareholder's Restricted Merger Shares and Restricted Merger Cash; provided, however, that the Escrow Fund shall not include any Merger Shares that are also Restricted Merger Shares pursuant to the Stock Restriction Agreement. Any fractional share that would otherwise result from the issuance of a certificate representing the shares of Parent Common Stock to be deposited into the Escrow Fund pursuant to this SECTION 1.7(c) shall be rounded up to the nearest whole share, and any fraction of a share that would otherwise result from the issuance of a certificate representing the remaining shares of Parent Common Stock which each such Company Shareholder would otherwise be entitled to receive under SECTION 1.7(a) by virtue of ownership of outstanding shares of Company Capital Stock shall be rounded down to the nearest whole share. Similarly, any fraction of a cent of Merger Cash that would otherwise result from the payment of Merger Cash to be deposited into Escrow Fund pursuant to this SECTION 1.7(c) shall be rounded up to the nearest whole cent, and any fraction of a cent that would otherwise result from the payment of the remaining Merger Cash which each such Company Shareholder would otherwise be entitled to receive under SECTION 1.7(a) by virtue of ownership of outstanding shares of Company Capital Stock shall be rounded down to the nearest whole cent. No Merger Consideration shall be deposited in the Escrow Fund with respect to the Company Stock Options or Company Warrants. With respect to Dissenting Shares, twenty percent (20%) of any amount deemed payable to such dissenting Company Shareholders pursuant to Chapter 13 of California Law shall, upon the conclusion of such process and to the extent consistent with California Law, be withheld by Parent and deposited with the Escrow Agent pursuant to the terms of this Section 1.7(c) (provided, however, that such amount be decreased proportionately if Escrow Shares and Escrow Cash have previously been released from the Escrow Fund to Company Shareholders pursuant to the terms hereof). As soon as practicable after the Effective Time of Merger I, and subject to and in accordance with the provisions of SECTION 7.2 hereof, Parent shall cause to be distributed to the Escrow Agent (X) a certificate or certificates representing the aggregate number of Merger Shares included in the Escrow Shares, which shall be registered in the name of the Escrow Agent and (Y) a wire transfer in the amount of the aggregate amount of Escrow Cash. Such shares and cash deposited in the Escrow Fund shall be beneficially owned by the holders on whose behalf such shares and cash were deposited in the Escrow Fund. The Merger Shares and Merger Cash deposited in the Escrow Fund shall be available to compensate Parent as provided in ARTICLE VII.

                  (d) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub I, Merger Sub II, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time of Merger I shall be canceled and extinguished without any conversion thereof.

                  (e) Stock Options and Warrants. At the Effective Time of Merger I, all outstanding Company Stock Options and Company Warrants shall be replaced and substituted by Parent in accordance with SECTION 4.2 hereof.

                  (f) Capital Stock of Merger Subs. Each share of Common Stock of Merger Sub I (the "MERGER SUB I COMMON STOCK") issued and outstanding immediately prior to the Effective Time of Merger I shall, by virtue of Merger I and without any further action on the part of Parent, Merger Sub I and the Company, be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation I. Each certificate evidencing ownership of shares of Merger Sub I Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation I. Each share of Common Stock of Merger Sub II (the "MERGER SUB II COMMON STOCK") issued and outstanding immediately prior to the Effective Time of Merger II shall, by virtue of Merger II and without any further action on the part of Parent, Merger Sub II or Surviving Corporation I, be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub II Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (g) Adjustments to Exchange Ratio. The exchange ratios referred to in Section 1.7 shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time of Merger I.

                  (h) Fractional Shares. No fraction of a share of Parent Common Stock or fraction of a cent of Merger Cash will be issued or paid by virtue of the Mergers, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock and/or a fraction of a cent of Merger Cash (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in SECTION 1.10(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the sum of (A) the product of (i) such fraction, multiplied by (ii) the Parent Stock Price and (B) the fraction of a cent of Merger Cash such holder is entitled to receive.

                  (i) Preliminary Consideration Allocation Schedule. Set forth opposite each Company Shareholder's name in SCHEDULE B is a preliminary schedule showing the (A) with respect to each holder of Company Capital Stock as of the date hereof, the shares of Parent Common Stock issuable and cash payable in respect of such holder's shares of Company Capital Stock pursuant to Section 1.7(a), (B) with respect to each Company Option and Company Warrant outstanding as of the date hereof, the number of shares of Parent Common Stock and, in the case of Company Warrants, the amount of cash issuable, upon exercise of the Replacement Option or Assumed Warrant, as applicable, that will, pursuant to
Section 5.1, result therefrom, and (C) the Escrow Shares and Escrow Cash to be contributed to the Escrow Fund by each holder of Company Capital Stock; all subject to adjustment prior to the Effective Time of Merger I for issuance, Vesting, exercise and termination of Company Stock Options, Vesting or repurchase of Restricted Company Common Stock, exercise or termination of Company Warrants and other occurrences between the date of this Agreement and the Closing Date that affect allocation of Merger Consideration, and adjustment as a result of Dissenting Shares. The preliminary schedule shall be updated and finalized as of the Closing Date for all such adjustments.

         1.8 Earnout.

                  (a) Upon satisfaction of the Earnout Contingency (as defined below), Parent shall pursuant to the terms hereof pay $1,500,000 of cash consideration (the "EARNOUT CASH") in addition to the Merger Cash Amount, to be allocated pro rata to the holders, as of immediately prior to the Effective Time of Merger I, of Company Common Stock, Company Stock Options and Company Common Warrants which are not terminated or exercised prior to the Effective Time of Merger I (pro rata, based on the number of shares of Company Common Stock held by each such holder and issuable to such holder upon full exercise of such Company Stock Options and Company Common Warrants, determined in each case as of immediately prior to the Effective Time of Merger I, and assuming for this purpose that the Best Buy Warrant has been issued). The "EARNOUT CONTINGENCY" will be satisfied if and only if the Company Music Services add 100,000 Net Bona-fide Subscribers (the "EARNOUT TARGET") after the Closing Date and prior to the one year anniversary of the Closing Date (the "EARNOUT PERIOD").

                  (b) Thirty-five (35) days after the Closing Date, Parent shall deliver to the Shareholder Representative written notice of the number of Bona-fide Subscribers at the Closing Date (the "INITIAL EARNOUT REPORT").

                  (c) Parent shall deliver to the Shareholder Representative written notice of satisfaction of the Earnout Contingency within thirty-five
(35) days of satisfaction of the Earnout Contingency (an "EARNOUT NOTICE"). If Parent has not delivered to the Shareholder Representative an Earnout Notice prior to the expiration of the Earnout Period, then no later than thirty-five
(35) days following the expiration of the Earnout Period, Parent shall deliver to the Shareholder Representative a report describing in reasonable detail the Net Bona-Fide Subscribers added to the Company Music Service during the Earnout Period (the "EARNOUT REPORT").

                  (d) The Shareholder Representative may object in writing to the contents of the Initial Earnout Report or the Earnout Report only by delivering to Parent, within thirty (30) days following delivery of the Initial Earnout Report or the Earnout Report, as applicable, to the Shareholder

Representative, a written objection to the contents thereof setting forth the basis for such objection in reasonable detail (an "EARNOUT OBJECTION NOTICE"). Parent and the Shareholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to satisfaction of the Earnout Contingency. If Parent and the Shareholder Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and the Shareholder Representative (an "EARNOUT SETTLEMENT MEMORANDUM"). If an Earnout Objection Notice is not delivered to Parent within thirty (30) days following delivery of the Initial Earnout Report or the Earnout Report, as applicable, to the Shareholder Representative, the contents of the Initial Earnout Report or the Earnout Report, as applicable, shall be conclusively and irrebuttably established, and may not be challenged by the Shareholder Representative or any holder of Company Capital Stock, Company Stock Options or Company Warrants to whom Earnout Cash is potentially allocable pursuant to
Section 1.8(a).

                  (e) The Earnout Cash shall be paid no later than forty-five
(45) days following satisfaction of the Earnout Contingency. The contingent right to receive Earnout Cash pursuant to this Section 1.8 (an "EARNOUT RIGHT") shall be nontransferable.

                  (f) Earnout Definitions.

                           (i)      A "BONA-FIDE SUBSCRIBER" to a Company Music
Service means each subscriber to such Company Music Service who: (A) has actually paid the applicable subscription fee, and (B) has not requested and received a refund of such subscription fee for any reason within thirty (30) days following the end of the payment period for which such subscription fee was paid. A subscriber to any of Parent's existing subscription services, including, without limitation, Parent's existing SuperPass or RadioPass subscription services, shall not be counted as a Bona-Fide Subscriber to a Company Music Service; provided, however, if the technology of the Company acquired by Parent in the Mergers is used in connection with Parent's RadioPass subscription service, a new subscriber to RadioPass added after such time shall (if such subscriber meets the criteria in clauses (A) and (B) above) be counted as a Bona-Fide Subscriber. For purposes of clarity, the technology of the Company shall not be deemed to be used in connection with Parent's RadioPass subscription service solely by virtue of the fact that such service is programmed by the Company or the Company provides search engine results for such service.

                           (ii)     A "COMPANY MUSIC SERVICE" means any of the
Company's subscription music services, currently referred to as "All Access" or "Radio Plus," or any other music subscription service based primarily on the assets and technology of the Company offered by Parent or its Affiliates during the Earnout Period.

                           (iii)    "NET BONA-FIDE SUBSCRIBERS" to a Company
Music Service for a period means the number of Bona-Fide Subscribers added to such Service during such period, less the number of subscribers to such Service that cancel their subscriptions during such measurement period.

         1.9 Dissenting Shares.

                  (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that have not been voted for approval of this Agreement and with respect to which a demand for payment and appraisal have been properly made in accordance with Chapter 13 of California Law ("DISSENTING SHARES"), will not be converted into the right to receive that portion of the Merger Consideration otherwise payable with respect to such shares of Company Capital Stock after the Effective Time of Merger I but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law.

                  (b) If a holder of Dissenting Shares (a "DISSENTING SHAREHOLDER") withdraws such holder's demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time of Merger I or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, that portion of the Merger Consideration into which such Dissenting Shares would have been converted pursuant to SECTION 1.7(a), subject to the other provisions of Section 1.7.

                  (c) The Company will give Parent and the Merger Subs prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of shares of Company Capital Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent and the Merger Subs, or as required under California Law, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to Chapter 13 of California Law becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions), and subject to escrow withholding pursuant to Section 1.7(c) hereof.

         1.10 Surrender of Certificates.

                  (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Mergers.

                  (b) Parent to Provide Common Stock. At Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this
ARTICLE I, the shares of Parent Common Stock issuable and cash payable pursuant to SECTION 1.7 (subject to the escrow provisions of SECTION 1.7(b)) in exchange for outstanding shares of Company Capital Stock, and additional cash in an amount sufficient for payment in lieu of fractional shares pursuant to SECTION 1.7(H) and any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to SECTION 1.10(d).

                  (c) Exchange Procedures. At Closing, Parent shall cause the Exchange Agent to deliver to each holder of record (as of the Effective Time of Merger I) of a Certificate or Certificates, which immediately prior to the Effective Time of Merger I represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive Merger Consideration pursuant to SECTION 1.7, (together with cash in lieu of any fractional shares pursuant to

SECTION 1.7(h) and any dividends or other distributions pursuant to SECTION 1.10(d)): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Merger Shares, Merger Cash, cash in lieu of any fractional shares pursuant to SECTION 1.7(h) and any dividends or other distributions pursuant to SECTION 1.10(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor (subject in each case to the escrow provisions of SECTION 1.7(b)) certificates representing the number of whole Merger Shares into which their shares of Company Capital Stock were converted at the Effective Time of Merger I, Merger Cash, payment in lieu of fractional shares which such holders have the right to receive pursuant to SECTION 1.7(h) and any dividends or distributions payable pursuant to SECTION 1.10(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time of Merger I, for all corporate purposes, subject to SECTION 1.10(d) as to the payment of dividends, to evidence only the ownership of the number of Merger Shares, Merger Cash and Earnout Rights into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with SECTION 1.7(h) and any dividends or distributions payable pursuant to
SECTION 1.10(d).

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time of Merger I will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, in exchange therefore, without interest, certificates representing whole shares of Parent Common Stock issued, Merger Cash paid and Earnout Rights issued, along with payment in lieu of fractional shares pursuant to SECTION 1.7(h) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time of Merger I payable with respect to such whole shares of Parent Common Stock.

                  (e) Transfers of Ownership. If certificates representing Merger Shares are to be issued, or Merger Cash is to be paid, in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance and payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of certificates representing Merger Shares and payment of Merger Cash in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

                  (f) Required Withholding. Each of the Exchange Agent, Parent, Surviving Corporation I and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  (g) No Liability. Notwithstanding anything to the contrary in this SECTION 1.10, neither the Exchange Agent, Parent, Surviving Corporation I, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.11 No Further Ownership Rights in Company Capital Stock. All Merger Shares issued, Merger Cash paid and Earnout Rights issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to SECTION 1.7(h) and 1.10(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time of Merger I. If, after the Effective Time of Merger I, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

         1.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the Merger Shares, Merger Cash and Earnout Rights into which the shares of Company Common Stock represented by such Certificates were converted pursuant to SECTION 1.7, cash for fractional shares, if any, as may be required pursuant to SECTION 1.7(h) and any dividends or distributions payable pursuant to SECTION 1.10(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing Merger Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.13 Tax-Free Reorganization. The parties intend that the Mergers, taken together, will qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Parent intends that, following the Mergers, the Surviving Corporation will continue the Company's historic business or use a significant portion (as described in Treas. Reg. Section 1.368-1(d)) of Company's historic business assets in a business. Parent has no plan or intention to directly or indirectly (through one or more related parties as defined in Treas. Reg. ss. 1.368-1(e)(3)) reacquire any of its stock issued in the Mergers. For the purposes of this representation, (i) repurchases by Parent of some of its issued and outstanding common stock in open market repurchase transactions meeting the requirements of Rev Rul. 99-58, 1999-2 C.B. 701, will be disregarded and (ii) repurchases of unvested Parent stock from employees or other service providers upon failure to satisfy applicable vesting conditions will be disregarded. However, Parent makes no representations or warranties to the Company or to any securityholder of the Company regarding the tax treatment of the Mergers, or any of the tax consequences to the Company or any securityholder of the Company relating to the Mergers, this Agreement, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that it and its securityholders are relying solely on their own tax advisors in connection with the Mergers, this Agreement and the other transactions and agreements contemplated hereby.

         1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time of Merger I, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and the Merger Subs, the current officers and directors of the Company and the Merger Subs will take all such lawful and necessary action.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As of the date hereof and as of the Closing Date (except where the representation or warranty is expressly made as of another date, in which case such representation or warranty is made only as of such other date), the Company hereby represents and warrants to Parent and the Merger Subs, subject to such exceptions as are specifically disclosed in writing in (i) the disclosure letter, dated as of the date hereof, and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULE") and (ii) solely for the purpose of determining Losses pursuant to Article VII, the Updated Company Schedule (as defined in Section 6.3(v)), as follows:

         2.1 Organization and Qualification; Subsidiaries.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) The Company has no subsidiaries. The Company has not agreed nor is obligated to make nor be bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. The Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

         2.2 Articles of Incorporation and Bylaws. The Company has previously furnished to Parent a complete and correct copy of its articles of incorporation and bylaws as amended to date (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

         2.3 Capitalization.

                  (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 15,607,511 shares of Company Preferred Stock, of which 1,229,730 are designated Company Series A Stock, 3,765,959 are designated Company Series B Stock, 9,793,824 are designated Company Series C Stock, 703,896 are designated Company Series D Stock, and 114,102 are designated Company Series 1 Stock.

                  (b) As of the date of this Agreement, the outstanding capital stock of the Company consists of 11,327,545 shares of Company Common Stock, 1,229,730 shares of Company Series A Stock, 3,765,959 shares of Company Series B Stock, 1,412,004 shares of Company Series C Stock, no shares of Company Series D Stock, and 114,102 shares of Company Series 1 Stock. All shares of Company Capital Stock are held of record as of the date of this Agreement by the respective shareholders as set forth in Section 2.3(b) of the Company Schedule.
Section 2.3(b) of the Company Schedule sets forth the following information with respect to each such holder (as of the date of this Agreement) of Company Capital Stock: (i) the name and address of the holder; (ii) the number of shares of Company Capital Stock held; (iii) the share certificate numbers held by such holder and (iv) whether any shares of Company Capital Stock held by such shareholder are Restricted, the Vesting of any such restricted shares, including the extent to which any such Vesting has occurred as of the date of this Agreement and whether (and to what extent) the Vesting will be accelerated by the transactions contemplated by this Agreement.

                  (c) All of the issued and outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid, non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights. No shares of Company Capital Stock are held in treasury by the Company. All preferential rights of the Company Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Articles of Incorporation of the Company.

                  (d) The accrued dividends as of the date hereof with respect to shares of each separate class and series of Company Capital Stock, and the additional daily accrual of dividends following the date hereof with respect to shares of each separate class and series of Company Preferred Stock are set forth in Section 2.3(d) of the Company Schedule. There are no declared dividends with respect to any shares of Company Capital Stock.

                  (e) Shares of Company Capital Stock are reserved for issuance upon the exercise of outstanding Company Stock Rights as follows: (i) 3,541,186 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Company Stock Options issued prior to the date of this Agreement pursuant to stock option agreements, Contracts, awards or other arrangements,
(ii) 13,472,407 shares of Company Common Stock are reserved for future issuance upon conversion of outstanding shares of the Company Preferred Stock, (iii) 808,097 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Company Common Warrants, (iv) 714,672 shares of Company Preferred Stock are reserved for issuance upon exercise of outstanding Company Preferred Warrants and (v) the Company is obligated to issue the Best Buy Warrant.

                  (f) Section 2.3(f) of the Company Schedule sets forth the following information with respect to each Company Stock Right as of the date of this Agreement: (A) the name and address of the optionee or Company Stock Right grantee; (B) the number of shares of Company Capital Stock subject to such Company Stock Right; (C) the exercise price of such Company Stock Right; (D) the date on which such Company Stock Right was granted; (E) the applicable Vesting schedule; and (F) the date on which such Company Stock Right expires. The Company has made available to Parent accurate and complete copies of all agreements evidencing such Company Stock Rights. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the Vesting of any Company Stock Right as a result of the Mergers or any event following the Mergers and there are no Company Stock Rights that Vest upon any condition other than the passage of time.

                  (g) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

                  (h) Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

                  (i) All outstanding shares of Company Capital Stock and all outstanding Company Stock Rights, have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

                  (j) The Company represents and warrants that its obligation, and Parent's obligation after consummation of the Mergers, under the Best Buy Agreement with respect to the Best Buy

Warrant shall be to issue a warrant exercisable for a number of shares of Company Common Stock equal to one percent (1%) of the Company's outstanding equity securities on a fully-diluted basis at the Closing Date at a per share price of $2.955, with such number and price adjusted by the Common Cash Exchange Ratio (into shares of Parent Common Stock) and the Common Stock Exchange Ratio.

         2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, including obtaining the approval of the Company Shareholders of Merger I, to consummate the transactions contemplated hereby. The vote required of the Company Shareholders to duly approve the principal terms of this Agreement and Merger I is that number of shares as would constitute a majority of (i) the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting together as a single class (with each share of Company Preferred Stock being entitled to a number of votes equal to the number of whole shares of Company Common Stock into which such share of Company Preferred Stock could be converted on the record date for the vote),
(ii) the outstanding shares of Company Common Stock, voting as a separate class,
(iii) the outstanding shares of Company Preferred Stock voting as a separate class, (iv) the outstanding shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock, voting together as a class (with each share of Company Preferred Stock being entitled to a number of votes equal to the number of whole shares of Company Common Stock into which such share of Preferred Stock could be converted on the record date for the vote), and (v) the outstanding shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, and Company Series 1 Preferred Stock, each voting as a separate series (with each share of Company Preferred Stock being entitled to a number of votes equal to the number of whole shares of Company Common Stock into which such share of Preferred Stock could be converted on the record date for the vote); provided that, if the Articles of Amendment (as defined in Section 5.28) are filed prior to soliciting approval from the Company Shareholders of the principal terms of this Agreement and Merger I, then the vote required would be as set forth in subsections (i), (ii),
(iii) and (iv) above. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, other than approval of Merger I by the Company Shareholders as described above, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Merger Subs, constitute legal and binding obligations of the Company, enforceable against the Company and the Principal Shareholders in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies.

         2.5 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Company Charter Documents,

(ii) subject to obtaining the approval of this Agreement and Merger I by the Company Shareholders and compliance with the requirements set forth in SECTION 2.5(b) below, conflict with or violate any Legal Requirement applicable to the Company or by which any of its properties are bound or affected, or (iii) with notice or lapse of time, or both, result in any breach of or constitute a default under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any material Contract, or any Contracts which are in the aggregate material, to which the Company is a party or by which the Company or any of its properties are bound or affected; provided that if any consents, waivers or approvals are required to avoid the consequences noted in (iii) (such consequences, a "CONFLICT"), such consents, waivers and approvals are listed on Section 2.5(a) of the Company Schedule along with an indication of whether such consents, waivers or approvals have been obtained.

                  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and (ii) the filing and recordation of Agreement of Merger I and Agreement of Merger II as required by California Law.

                  (c) The Company has delivered to Parent all consents to assignment and other consents or waivers required under (or necessary to avoid a Conflict under) any of the content license agreements with the Major Music Labels in connection with the transactions contemplated by this Agreement.

         2.6 Compliance; Permits.

                  (a) The Company is not in conflict with, or in default or violation of, (i) any Legal Requirement applicable to the Company or by which any of its properties are bound or affected, or (ii) any Contract to which the Company is a party or by which the Company or any of its properties are bound or affected, except with respect to (ii) for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company, nor has any Governmental Body indicated an intention to conduct the same.

                  (b) The Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary or material to the operation of the Company's business (collectively, the "COMPANY PERMITS"). The Company is in compliance in all material respects with the terms of the Company Permits.

         2.7 Financial Statements.

         The Company has provided to Parent in the Company Schedule its unaudited balance sheets as of December 31, 2002 (the "REGULAR BALANCE SHEET") and March 31, 2003 (the "MOST RECENT

BALANCE SHEET"), and its unaudited statements of operations, statements of shareholders' equity and statements of cash flows for the twelve (12) month period ended December 31, 2002 and the three (3) month period ended March 31, 2003. All of the foregoing financial statements are referred to as the "FINANCIAL STATEMENTS". Each of the Financial Statements is complete and correct in all material respects and was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes and other presentation items that may be required by GAAP). Each of the Financial Statements fairly presents the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited Financial Statements do not include statements of cash flows and were or are subject to normal adjustments which were not or are not expected to be, individually or in the aggregate, material in amount. The Company's cash, cash equivalents and short-term investments as of the date hereof are not less than $2,300,000.

         2.8 No Undisclosed Liabilities; Total Assets and Total Liabilities. Except as may be disclosed in footnotes to the Financial Statements, the Company does not have any liabilities (absolute, accrued, contingent or otherwise) except (i) liabilities provided for in the Most Recent Balance Sheet, (ii) liabilities in Contracts to which the Company is a party or is bound and which provide for annual payments by or obligations of the Company not in excess of $30,000, and (iii) liabilities incurred or accrued for (A) in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, and (B) in connection with the transactions provided for in this Agreement.

         2.9 Absence of Certain Changes or Events. Since December 31, 2002:

                  (a) there has not been any Material Adverse Effect on the Company;

                  (b) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

                  (c) there has not been any split, combination or reclassification of any of the Company's capital stock;

                  (d) there has not been any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the Ordinary Course of Business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made to non-officer employees in the Ordinary Course of Business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

                  (e) the Company has not entered into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.17) other than license agreements entered into with customers or distributors of the Company's Music Service in the Ordinary Course of Business;

                  (f) there has not been any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

                  (g) there has not been any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the Ordinary Course of Business;

                  (h) the Company has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

                  (i) the Company has not entered into, assumed or become bound under or obligated by any Contract or extended or modified the terms of any Contract which (i) involves the payment of greater than $30,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of the Company other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, or (iv) involves any license or sublicense of any Company Intellectual Property other than license agreements entered into with customers or distributors of the Company's Music Service in the Ordinary Course of Business;

                  (j) no party (including the Company) has accelerated, terminated, made modifications to, or canceled any Contract to which the Company is a party or by which it is bound and the Company has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                  (k) to the Company's Knowledge, none of the assets of the Company, tangible or intangible, has become subject to any Lien;

                  (l) the Company has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $20,000 in the aggregate of all such capital expenditures;

                  (m) the Company has not made any capital investment in, or any loan to, any other person;

                  (n) the Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

                  (o) there has been no change made or authorized in the Company's Charter Documents;

                  (p) there has not been (i) any change in the Company's authorized or issued capital stock, except for exercises of previously outstanding Company Stock Options, (ii) any grant of any

Company Stock Right, (iii) the issuance of any security convertible into such Company Capital Stock, (iv) the grant of any registration rights, (v) any purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock or (vi) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (q) other than with respect to ordinary wear and tear, the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $5,000 in the aggregate of all such damage, destruction and losses;

                  (r) the Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

                  (s) the Company has not made any loan to, or entered into any other transaction with, or paid any bonuses to, any of its Affiliates, directors, officers, or employees or their Affiliates;

                  (t) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (u) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Company Benefit Plan (as defined below), other than the granting of Company Stock Options to non-Officer employees in the Ordinary Course of Business;

                  (v) the Company has not made any other change in employment terms for any of its directors or officers, and the Company has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

                  (w) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its licensors, distributors, suppliers or other business partners except for such changes or losses and threatened changes or losses (assuming for this purpose that such threats are realized) as would not individually or in the aggregate have or be reasonably expected to have a Material Adverse Effect;

                  (x) the Company has not received notice and does not have Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                  (y) the Company has not made a change in any of its banking or safe deposit arrangements;

                  (z) the Company has not entered into any transaction other than in the Ordinary Course of Business; and

                  (aa) the Company has not entered into any agreement or otherwise become obligated to do any of the foregoing.

         2.10 Absence of Litigation. There are (and within the two (2) years preceding the date hereof there have been) no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened (or, to the Knowledge of the Company, any investigation by any Governmental Body pending or threatened) or contemplated against the Company or any properties or rights of the Company, before any Governmental Body (including third party claims, actions, suits or proceedings). None of the Company or any of its properties or rights is subject to any outstanding injunction, order, decree, ruling or charge. To the Knowledge of the Company, no third party has any reasonable cause for filing any claim, action, suit or proceeding or investigation of the Company, other than as would not reasonably be expected to result in damages more than $100,000 and to not have a Material Adverse Effect on the Company.

         2.11 Employee Benefit Plans and Compensation(a).

                  (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           (i)      "COMPANY BENEFIT PLAN" shall mean any plan,
program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any Company Subsidiary has or may have any liability or obligation; provided, however, that this term shall not include Employee Agreements where Employee Agreements are expressly referred to together with Company Benefit Plans.

                           (ii)     "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

                           (iii)    "DOL" shall mean the United States
Department of Labor.

                           (iv)     "EMPLOYEE" shall mean any current or former
employee, consultant or director of the Company.

                           (v)      "EMPLOYEE AGREEMENT" shall mean each
management, employment, severance, consulting or other agreement, or Contract between the Company and any Employee.

                           (vi)     "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended.

                           (vii)    "ERISA AFFILIATE" shall mean any other
person or entity under common control with the Company within the meaning of
Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

                           (viii)   "INTERNATIONAL EMPLOYEE PLAN" shall mean
each Company Benefit Plan or Employment Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

                           (ix)     "IRS" shall mean the United States Internal
Revenue Service.

                           (x)      "PBGC" shall mean the United States Pension
Benefit Guaranty Corporation.

                           (xi)     "PENSION PLAN" shall mean each Company
Benefit Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

                  (b) Schedule. Section 2.11(b) of the Disclosure Schedule contains an accurate and complete list of each Company Benefit Plan, each Employee Agreement under each Company Benefit Plan, and each Employee Agreement (in each case other than offer letters, stock option agreements and invention assignment agreements pursuant to the Company's standard forms previously provided to Parent). Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Benefit Plan or Employee Agreement, to modify any Company Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Company Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Benefit Plan or Employee Agreement. Section 2.11(b) of the Disclosure Schedule sets forth a table with the name and salary of each employee of the Company.

                  (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Benefit Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, (iii) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan,
(v) all material written agreements and Contracts relating to each Company Benefit Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all written communications material to any employee or employees relating to any Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence to or from any Governmental Body relating to any Company Benefit Plan, (viii) all discrimination tests for each Company Benefit Plan, if applicable, for the most recent plan years, and (ix) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan, if applicable.

                  (d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, are not in material default or violation of, and the Company does not have any Knowledge of any default or violation by any other party to, any Company Benefit Plan, and each Company Benefit Plan has been established and maintained in accordance with its material terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan. There are no actions, suits or claims pending or, to the Company's Knowledge, threatened (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time of Merger I in accordance with its terms, without liability to Parent, the Company or any Company Subsidiary (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Company's Knowledge threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate has timely made all contributions and other payments required by and due under the terms of each Company Benefit Plan.

                  (e) No Pension or Welfare Plans. The Company has not, with respect to an Employee, maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plans subject to Title IV of ERISA, (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA or (iii) a "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No Company Benefit Plan provides health benefits that are not fully insured through an insurance contract.

                  (f) No Post-Employment Obligations. No Company Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits, to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare or other non-pension benefits, except to the extent required by statute.

                  (g) Effect of Transaction.

                           (i)      The execution of this Agreement and the
consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (each a "BENEFIT").

                           (ii)     No Benefit could give rise to an amount that
would be (i) non-deductible to the Company under Section 280G of the Code, or
(ii) subject to excise tax under Section 4999 of the Code. The Company is not, nor has it ever been, a party to or bound by any tax indemnity agreement or any other agreement that will require Parent or the Surviving Corporation to "gross-up" or otherwise compensate any Employee because of the imposition of any excise tax on a Benefit provided to such Employee.

                  (h) Employment Matters. The Company: (i) has, in all material respects, withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable, in any material respect, for any arrears of wages or any taxes or any penalty for failure to comply with respect to the matters described in (i), and (iii) is not liable, in any material respect, for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Company's Knowledge, threatened claims or actions against the Company under any worker's compensation policy or long-term disability policy. The services provided by each of the Employees is terminable at the will of the Company and any such termination would result in no material liability to the Company under any Contract.

                  (i) Labor. No work stoppage or labor strike against the Company is pending, or to the Company's Knowledge, threatened. To the Company's Knowledge, there are no activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending, or to the Company's Knowledge, threatened, relating to any labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company presently is not, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated on behalf of the employees.

                  (j) International Employee Plan. The Company does not, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

                  (k) Terminating Employees. No executive, Key Employee, or significant group of employees has advised any executive officer of the Company that he, she or they plan to terminate employment with the Company.

         2.12 Restrictions on Business Activities. There is no Contract or Legal Requirement binding upon the Company or to which the Company is a party or by which any of its assets or properties is bound which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted in any material respect from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market that will negatively impact the Company's business as currently conducted and Reasonably Contemplated to be Conducted (other than standard industry restrictions included in the Company's content license agreements).

         2.13 Title to Property.

                  (a) The Company does not own (and has never owned) any real property. The Company has good and defensible title to all of its properties and assets, free and clear of all Liens except for such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby (including without limitation capital equipment leases entered into in the Ordinary Course of Business). Section 2.13 of the Company Schedule sets forth a list of all real property currently leased or subleased by or from the Company, or otherwise occupied by the Company, the name of the lessor, master lessor, lessee and/or sublessee, as the case may be, and the date of the lease or sublease (collectively, "LEASES") and each amendment thereto (collectively, "LEASED PROPERTIES") and with respect to any current Leases, the aggregate annual rental and/or other fees payable under any such Leases; provided, that this list shall only include each Lease requiring annual payments in excess of $5,000. All leases pursuant to which the Company leases from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of the Company are in good operating condition and repair, ordinary wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used and are adequate for the conduct of the business of the Company as currently conducted. Neither its operations on the Leased Properties, nor such Leased Properties, including improvements thereon, violates any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions. There are no other parties occupying, or with a right to occupy, the Leased Properties.

                  (b) The Company has not sold or otherwise released for distribution any of its customer files and other customer information relating to the Company's current and former customers (the "Company Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Company Customer Information.

         2.14 Taxes.

                  (a) Definition of Taxes. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this SECTION 2.14(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this SECTION 2.14(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) Tax Returns and Audits.

                           (i)      The Company has prepared and timely filed
all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

                           (ii)     The Company has timely paid all Taxes it is
required to pay and has withheld with respect to its employees (and has paid such amounts over to the appropriate Taxing authority) related to federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

                           (iii)    The Company has not been delinquent in the
payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv)     No audit or other examination of any Return
of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                           (v)      The Company has no liabilities for unpaid
Taxes which have not been accrued or reserved on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Most Recent Balance Sheet other than in the Ordinary Course of Business.

                           (vi)     The Company has made available to Parent or
its legal counsel, copies of all Tax Returns for the Company filed for all periods since its inception.

                           (vii)    There are no Liens on the assets of the
Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

                           (viii)   None of the Company's assets is treated as
"tax-exempt use property," within the meaning of Section 168(h) of the Code.

                           (ix)     The Company has not filed any consent
agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                           (x)      The Company is not, and has not been at any
time, a "United States Real Property Holding Corporation" within the meaning of
Section 897(c)(2) of the Code.

                           (xi)     No adjustment relating to any Return filed
by the Company has been proposed formally or, to the Knowledge of the Company and the Principal Shareholder, informally by any tax authority to the Company or any representative thereof.

                           (xii)    The Company has (a) never been a member of
an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person (other than Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                           (xiii)   The Company has not constituted either a
"distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code
(x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

                  (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

         2.15 Environmental Matters. The Company (i) has obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws (as defined below) the absence of which would have a Material Adverse Effect on the Company; (ii) is in compliance (and has complied) in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) has no Knowledge of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any Environmental Claim (as defined below) with respect to the Company or any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law;
(iv) has not disposed of, released, discharged or emitted any Hazardous Materials (as defined below) into the soil or groundwater at any properties owned or leased at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or condition in such a manner as would result in any liability or result in any corrective or remedial action obligation; and (v) has taken all actions necessary under Environmental Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder. No Hazardous Materials are present in, on or under any properties owned, leased or used at any time (including both land and improvements thereon) by the Company, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, in or under any properties owned, leased or used at any time (including both land and improvements thereon) by the Company, so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws. For the purposes of this Section 2.15, "ENVIRONMENTAL CLAIM" means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials or (ii) any violation, or alleged violation, of any Environmental Laws. "ENVIRONMENTAL LAWS" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "HAZARDOUS MATERIALS" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

         2.16 Brokers. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby

         2.17 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY" means all of the following and all rights in, arising out of, or associated therewith: (i) all United States, foreign and international patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) all inventions
         (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, franchises, licenses, know how, technology, technical data, customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all rights to all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, algorithms, display screens, layouts, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all documentation related to any of the foregoing.

         "COMPANY INTELLECTUAL PROPERTY" means all Intellectual Property that is owned by or exclusively licensed to the Company. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or exclusively licensed by the Company and used in connection with the Company Products.

         "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other legal authority.

         "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by or filed in the name of, the Company.

                  (a) Section 2.17(a) of the Company Schedule contains a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any pending proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

                  (b) Section 2.17(b) of the Company Schedule is a complete and accurate list of all products and service offerings of the Company ("COMPANY PRODUCTS") that have been distributed or provided since the Company's inception or which the Company intends to distribute or provide in the future, including any products or service offerings under development.

                  (c) No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, Contract, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. No Company Product is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by Company.

                  (d) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark and other authorities in all relevant jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. For each Company Product that is or includes a copyrightable work, the Company has registered the copyright in the latest version of such work with the U.S. Copyright Office and its equivalent in any foreign jurisdiction. In each case in which the Company has acquired any Intellectual Property rights from any Person (excluding licenses), the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has, with respect to assignments of Registered Intellectual Property, recorded each such assignment with the relevant Governmental Bodies.

                  (e) The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts, or circumstances, including any information that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstance in any application for any Company Registered Intellectual Property or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

                  (f) The Company Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Company as it currently is conducted or is Reasonably Contemplated to be Conducted, including, without limitation, the design, development, manufacture, use, import and sale of Company Products; provided that, as used in this sentence, Intellectual Property is "necessary" to the conduct of the business of the Company if such business could not be conducted without such Intellectual Property or to conduct such business without such Intellectual Property would require material burden or expense or the business would be adversely affected in a material way. The Company owns and has good and exclusive title to each material item of Company Intellectual Property free and clear of any Lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale, distribution or provision of any Company Products by the Company; and (ii) the Company owns exclusively, and has good title to, or has all necessary licenses and approvals to all copyrighted works that constitute or are included in Company Products or which the Company otherwise purports to own.

                  (g) To the extent that any technology, software or Intellectual Property has been developed or created independently by or jointly with any third party for the Company, the Company has a written agreement with each such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

                  (h) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party or permitted the Company's rights in such Company Intellectual Property to lapse or enter the public domain.

                  (i) Section 2.17(i) of the Company Schedule lists all Contracts, licenses and agreements to which the Company is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company (other than shrink-wrap licenses available off the shelf).

                  (j) All Contracts relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to the Company, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts (except for such Contracts as are neither individually nor collectively material) or cause the forfeiture, modification or termination or give right of forfeiture, modification or termination of any Company Intellectual Property or in any way impair the right of the Company to use, sell, license or dispose of or to bring any action for the infringement of any Company Intellectual Property or portion thereof. The Company is in material compliance with, and has not materially breached any term of any such Contracts (except for such Contracts as are neither individually nor collectively material) and, to the best of Company's Knowledge, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, and assuming the Surviving Corporation assumes all obligations thereunder to the extent required by the terms thereof, the Surviving Corporation will be permitted to exercise all of the Company's rights under such Contracts (except for such Contracts as are neither individually nor collectively material) to the same extent the Company would have been able to if the transactions contemplated by this Agreement did not occur and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment of any Contracts or agreements to which the Company is a party to Parent or the Merger Subs by operation of law or otherwise, will result in (i) either Parent's or the Merger Subs' granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Subs' being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Merger Subs' being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company, prior to the Closing.

                  (k) The operation of the business of the Company as such business is currently conducted or is Reasonably Contemplated to be Conducted (provided that this shall not mean that the representation contained in this Section 2.17(k) survives for only such sixty (60) day period), including (i) the Company's design, development, manufacture, distribution, reproduction, marketing or sale of Company Products and (ii) the Company's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party, constitute unfair competition or trade practices under the laws of any jurisdiction; provided, however, that this representation is made solely to the Company's Knowledge (A) with respect to any claim for recovery for a breach of this representation under Section 7.2 or 7.3 following the twelve (12) month anniversary of this Agreement, and (B) to the extent that an infringement or misappropriation of any third party Intellectual Property, or unfair competition or trade practices also are caused by or arise from Parent's conduct of its business prior to the Closing or Parent's business as is Reasonably Contemplated to be Conducted.

                  (l) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. There are no claims or actions related to any of the following (and the Company has not received any notice from any third party threatening any claim or action relating to any of the following since December 1, 2001): (1) any communications features of the Company Intellectual Property, including sending data to or receiving data from any third party; (2) the receipt, storage, or use of any information sent by the Company Intellectual Property; (3) any violation of any individual's privacy rights; (4) any violation of the Electronic Communications Privacy Act or the Computer Fraud and Abuse Act; and (5) any transmission or receipt of data without the user's consent.

                  (m) There is no pending nor, to the best of the Company's Knowledge, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property nor, to the best of the Company's Knowledge, is there any basis for any such claim, nor has the Company received any notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other person, nor to the Company's Knowledge is there any basis for any such assertion.

                  (n) To the best of the Company's Knowledge, no person is infringing or misappropriating, or has previously infringed or misappropriated, any Company Intellectual Property.

                  (o) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company have executed such an agreement (provided that such agreements do not contain any excepted inventions that are related to any Intellectual Property used in connection with the Company Products).

                  (p) Neither the Company nor any other Person acting on its behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any Person acting on its behalf to any Person of any Company Source Code.
Section 2.17(p) of the Company Disclosure Letter identifies each Contract pursuant to which Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any Company Source Code, and describes whether the execution of this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 2.17(p), "COMPANY SOURCE CODE" means, collectively, any software source code, any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company Intellectual Property.

                  (q) No Public Software (as defined below) forms part of the Company Intellectual Property or was or is used in connection with the development of any Company Intellectual Property, incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Company Intellectual Property. As used in this Section 3.14(m), "PUBLIC SOFTWARE" means any software that contains, or is derived in any manner (in whole or part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.

         2.18 Agreements, Contracts and Commitments. The Company is not a party to or bound by:

                  (a) any employment or consulting Contract with any officer or director or higher level employee or member of the Company's Board of Directors, other than offer letters granted and employee invention assignment agreements entered into upon the commencement of employment of an officer or higher-level employee (provided that such agreements do not contain any excepted inventions that are related to any Intellectual Property used in connection with the Company Products) and stock option and stock option exercise agreements entered into with such officers and employees, in each case, pursuant to the standard forms and as previously provided to Parent (with no material differences from the terms of such standard forms);

                  (b) any Contract or plan, including, without limitation, any stock option plan, or stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased or triggered, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (c) any Contract of indemnification or any guaranty other than any Contract of indemnification entered into in connection with the sale, license, distribution and development of Intellectual Property and advertising in the Ordinary Course of Business;

                  (d) any Contract containing any covenant limiting in any respect the right of the Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                  (e) any Contract currently in force relating to the disposition or acquisition by the Company after the date of this Agreement of assets not in the Ordinary Course of Business

                  (f) any Contract pursuant to which the Company has any ownership interest in, or has any obligation or commitment to obtain any ownership interest in, any corporation, partnership, joint venture or other business enterprise;

                  (g) any dealer, distributor, joint marketing or development Contract currently in force under which the Company has a continuing obligation to jointly market any product, technology or service and which may not be canceled without penalty upon notice of one hundred eighty (180) days or less, or any Contract pursuant to which the Company has a continuing obligation to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company and which may not be canceled without penalty upon notice of one hundred eighty (180) days or less;

                  (h) any Contract currently in force to provide source code to any third party for any product or technology;

                  (i) any Contract currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any Contract currently in force to sell or distribute any Company products, service or technology;

                  (j) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit or granting any Lien on any assets or properties of the Company, other than capital equipment leases with aggregate annual payments of less than $10,000;

                  (k) any settlement agreement entered into prior to the date of this Agreement pursuant to which the Company has continuing obligations or rights;

                  (l) any other Contract that requires aggregate payments by the Company thereunder of $30,000 or more individually;

                  (m) any Contract (or group of related Contracts) for the lease of personal property to or from any person that involves aggregate annual payments of more than $20,000;

                  (n) any Contract under which the consequences of a default or termination could reasonably be anticipated to have a Material Adverse Effect on the Company;

                  (o) any Contract (or group of related Contracts) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than six (6) months or involve consideration in excess of $20,000;

                  (p) any Contract for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $20,000;

                  (q) any Contract concerning a partnership or joint venture;

                  (r) any Contract with any Company Shareholder or any of such Company Shareholder's Affiliates (other than the Company) or with any Affiliate of the Company;

                  (s) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current directors, officers or employees, or for the benefit of former directors, officers or employees under which the Company has further obligations;

                  (t) any collective bargaining agreement;

                  (u) any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

                  (v) any advertising services, e-commerce or other Contract involving the promotion of products and services of third parties by the Company;

                  (w) any executory Contract pursuant to which the Company is obligated to provide maintenance, support or training for its services or products;

                  (x) any revenue or profit participation Contract which involves aggregate annual payments of more than $20,000; and

                  (y) any Contract pursuant to which the Company or any Affiliate of the Company has granted any rights to any third party with respect to any of the Intellectual Property used in the Company's business, other than license agreements entered into with customers or distributors of the Company's Music Service entered into in the Ordinary Course of Business.

         Neither the Company, nor to the Company's Knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and the Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts to which the Company is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, Contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to seek material damages or other material remedies (for any or all of such breaches, violations or defaults, in the aggregate) or would otherwise have a Material Adverse Effect on the Company, individually or in the aggregate.

         2.19 Insurance. The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company (collectively, the "INSURANCE POLICIES") which are of the type and in amounts listed on Section 2.20 of the Company Schedule. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any material claim under the policy in due and timely fashion. There is no claim by the Company pending under any of the Insurance Policies nor any claims as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

         2.20 Certain Business Relationships with the Company. Neither the Company's Shareholders nor any director or officer of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company.

         2.21 Product Warranty. The technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all material applicable contractual commitments with consumers and distribution partners and all express and implied warranties, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith. Parent has been given a copy of the standard terms and conditions of sale, subscription, license or lease for each of the Company Products and copies of the Company's standard forms of merchant agreements and professional services agreements. No Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law.

         2.22 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved this Agreement, Merger I and the other transactions contemplated hereby, (ii) determined that Merger I (assuming completion of Merger II immediately thereafter) is fair to, and in the best interests of, the Company and the Company Shareholders and (iii) determined to recommend that the Company Shareholders adopt and approve this Agreement and approve Merger I.

         2.23 Reserved.

         2.24 Complete Copies of Materials. Except as specifically noted in
Section 2.24 of the Company Schedule, the Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including, without limitation, each document referred to in the Company Schedule.

         2.25 Termination of Certain Agreements. Immediately prior to or at the Effective Time of Merger I:

                  (a) Each of (i) the Right of First Refusal and Co-Sale Agreement dated March 16, 2000, as amended September 6, 2002, among certain shareholders of the Company (the "CO-SALE AGREEMENT"), (ii) Fourth Amended and Restated Voting Agreement dated March 29, 2002 (the "VOTING AGREEMENT"), and
(iii) Third Amended and Restated Investors' Rights Agreement dated March 16, 2000, as amended September 6, 2002 (the "INVESTOR RIGHTS AGREEMENT") will terminate and no provision of any such agreement shall in any way apply to (and no rights thereunder of any party thereto shall in any way be affected by) either the execution of this Agreement or the consummation of Merger I; and

                  (b) each employment agreement between the Company and employees of the Company shall terminate and no provision of any such agreement shall in any way apply to (and no rights thereunder of any party thereto shall in any way be affected by) either the execution of this Agreement or the consummation of Merger I, including, without limitation, the Executive Severance Benefits Agreement between the Company and Sean Ryan dated as of June 14, 2001 (the "RYAN SEVERANCE AGREEMENT").

         2.26 Privacy Statements. For the purposes of this Section 2.26, "PRIVACY STATEMENTS" means, collectively, any and all of the Company's privacy statements and policies published on Company web sites or products or otherwise made available by Company regarding the collection, retention, use, and distribution of the personal information of individuals, including, without limitation, from visitors or users of any Company web sites or products ("INDIVIDUALS").

                  (a) The Company: (i) complies with the Privacy Statements as applicable to any given set of personal information collected by the Company from Individuals; (ii) complies in all material respects with all applicable United States and foreign laws and regulations regarding the collection, retention, use, transfer, or disclosure of personal information; and (iii) takes reasonable measures to protect and maintain the confidential nature of the personal information provided to the Company by Individuals, in accordance with the terms of the applicable Privacy Statements.

                  (b) The Company's collection, retention, use, and distribution of all personal information collected by the Company from Individuals is governed by the Privacy Statement pursuant to which the data was collected. All versions of the Privacy Statements are substantially in the form attached hereto in Section 2.26 of the Company Disclosure Schedule.

                  (c) To the Company's Knowledge, no claims or controversies have arisen regarding the Privacy Statements or the implementation thereof.

         2.27 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         2.28 Indemnification Obligations. The Company has no Knowledge of any action, proceeding or other event pending or threatened against any officer or director of the Company which would give rise to any indemnification obligation of Company to its officers and directors under the Company Charter Documents or any agreement between the Company and any of its officers or directors.

         2.29 Information Complete. Except for information supplied by Parent in writing specifically for such purpose, the information furnished on or in any documents mailed, delivered or otherwise furnished to the Company Shareholders in connection with the solicitation of their consent to this Agreement and Merger I, will not contain, at or prior to the Effective Time of Merger I, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. The information supplied by the Company to Parent for inclusion in the Permit (as defined in Section 5.2(b)) will not contain, at or prior to the Effective Time of Merger I, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

         Parent and Merger Subs jointly and severally represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter, dated as of the date hereof, and referencing a specific representation supplied by Parent to the Company and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), as follows:

         3.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Subs is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Subs. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

         3.2 Authority Relative to this Agreement. Each of Parent and the Merger Subs has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subs, and no other corporate proceedings on the part of Parent or Merger Subs are necessary to authorize this

Agreement, or to consummate the transactions so contemplated, subject only to the filing of the Agreement of Merger I and Agreement of Merger II pursuant to California law. This Agreement has been duly and validly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitute legal and binding obligations of Parent and Merger Subs, enforceable against Parent and Merger Subs in accordance with their respective terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general equitable principles. The Merger Shares will, when issued in accordance with the provisions of this Agreement and Agreement of Merger I, be validly issued, fully paid and nonassessable, and the Merger Shares issued pursuant to Section 1.7(a) when issued in accordance with the provisions of this Agreement and Agreement of Merger I and pursuant to a Permit or a Form S-4 pursuant to Section 5.2(b), will be freely tradeable on the Nasdaq National Market without restriction under federal and state securities laws, other than compliance with Rule 145 under the Securities Act by Affiliates of the Company.

         3.3 SEC Filings; Financial Statements.

                  (a) Parent has made available to the Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") on or after December 31, 2001 (the "PARENT SEC REPORTS") or such Parent SEC Reports are available on the SEC's Edgar filing system at www.sec.gov, which are all the forms, reports and documents required to be filed by Parent with the SEC since December 31, 2001. The Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

                  (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, the omission of footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

         3.4 Brokers. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.5 Consents and Approvals; No Violations.

                  (a) Neither the execution and delivery of this Agreement by Parent or Merger Subs, the performance by Parent or Merger Subs of its respective obligations hereunder, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation (or articles of incorporation, as the case may be) or bylaws of Parent or Merger Subs, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, in any material respect, any material agreement which would, if Parent were filing a Form 10-K with the SEC on the date hereof, be required to be filed by Parent with the SEC (or incorporated by reference) pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any material Legal Requirement to which Parent or Merger Subs are subject.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of any Governmental Body is required in connection with the execution and delivery of this Agreement by Parent or by Merger Subs or the performance by either entity of its obligations hereunder, except (i) the filing of the Agreement of Merger I and Agreement of Merger II in accordance with California Law; (ii) obtaining a Permit (as defined in Section 5.2(b)) pursuant to Section 25121 of the California Corporate Securities Law of 1968 or any filing required pursuant to the Exchange Act.

         3.6 Litigation. There is no pending or threatened action, suit, proceeding, claim, arbitration, investigation, judgment, decree or order against Parent or Merger Subs or, to the Knowledge of Parent or Merger Subs, any of their directors or officers (in their capacities as such), which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         3.7 Information Complete. The information furnished on or in any documents mailed, delivered or otherwise furnished by Parent to the California Department of Corporations in connection with obtaining the Permit (other than information provided by the Company or any Company Shareholder, including without limitation any information statement prepared by the Company) or furnished by Parent to the Company in writing for the express purpose of inclusion in any documents to be mailed, delivered or otherwise furnished to the Company Shareholders in connection with the solicitation of their consent to this Agreement and the Mergers will not contain, at or prior to the Effective Time of Merger I, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                    CONDUCT PRIOR TO CLOSING; NONSOLICITATION

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of Merger I, the Company agrees (except to the extent that Parent shall otherwise consent in writing following written request or as contemplated by this Agreement) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time of Merger
I. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company or its business.

                  In addition, except as permitted by the terms of this Agreement or as specifically set forth in Section 4.1 of the Company Schedule, without the prior written consent of Parent following written request, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of Merger I, the Company shall not do any of the following:

                  (a) Waive any stock repurchase rights (unless "out of the money"), accelerate, amend, or change the period of exercisability of any outstanding Company Stock Options, or otherwise materially modify or amend the terms thereof, or Company Common Stock subject to vesting, or reprice or replace Company Stock Options or authorize cash payments in exchange for any such options;

                  (b) Enter into any commitment or transaction outside of the Ordinary Course of Business in excess of $20,000 or in the Ordinary Course of Business in excess of $50,000 (other than pursuant to Contracts existing as of the date of this Agreement which have previously been disclosed or made available to Parent);

                  (c) Make any capital expenditure or capital commitment of $20,000 in any individual case or $50,000 in the aggregate (other than commitments to pay expenses incurred in connection with the transactions contemplated by this Agreement);

                  (d) Fail to use commercially reasonable efforts to prevent the destruction of, damage to or loss of any material asset, business or customer of the Company (whether or not covered by insurance);

                  (e) Change accounting methods, principles or practices (including any change in depreciation or amortization policies or rates), except as required by GAAP;

                  (f) Except in the Ordinary Course of Business, modify, amend or terminate any material Contract or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder;

                  (g) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (other than pursuant to licenses granted to customers and business partners of the Company in the Ordinary Course of Business, provided that no such license (other than license agreements entered into with independent record labels in the Ordinary Course of Business) contains any "most favored party" provisions or involves the transfer of product(s) to any person or entity in violation of applicable U.S. export laws and regulations) or enter into grants to future patent rights;

                  (h) Enter into or amend any Contracts pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company, other than Contracts entered into in the Ordinary Course of Business;

                  (i) Amend or otherwise modify (or agree to do so), except in the Ordinary Course of Business, or violate in any material respect any of the material Company Contracts, including any material change in the pricing or royalties charged to the Company by persons who have licensed Intellectual Property to the Company or amend or otherwise modify (or agree to do so) any agreement with any Major Music Label in any material respect;

                  (j) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock;

                  (k) Purchase, redeem or otherwise acquire, directly or indirectly, any Company Capital Stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

                  (l) Issue, grant, deliver, sell, pledge or authorize, or otherwise encumber or propose to do any of the foregoing with respect to any Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for the issuance of any Company Capital Stock upon exercise or conversion of presently outstanding or existing Company Stock Options, Company Warrants, or Company Preferred Stock, and except for Company Stock Options granted in the Ordinary Course of Business to newly-hired employees provided that (i) the size and terms of such options are consistent with the Company's past compensation practices, (ii) such stock options do not contain any vesting acceleration or early exercise provisions (other than standard acceleration provisions pursuant to the Company Plan), and (iii) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Options do not exceed, in the aggregate, 100,000 shares);

                  (m) Cause or permit any amendments to the Company Charter Documents;

                  (n) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association, joint venture or other business organization or division thereof, or otherwise acquire or agree to acquire outside of the Ordinary Course of Business any assets in any amount;

                  (o) Sell, lease, license, encumber or otherwise dispose of any of its properties (other than subscription service and related licenses and capital equipment leases in the Ordinary Course of Business);

                  (p) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables and capital equipment leases consistent with past practice;

                  (q) Loan to any person or entity any funds other than advances to employees for travel and business expenses in the Ordinary Course of Business, consistent with past practices and advances to Major Music Labels and other similar partners pursuant to Contracts made available to Parent prior to the date of this Agreement;

                  (r) Grant any, or increase the terms of, any existing agreement to provide severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Company Schedule, or adopt any new severance, termination, indemnification or other agreement the benefits of which are contingent upon the occurrence of a transaction involving the Company of the nature contemplated hereunder;

                  (s) Adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers, pay or agree to pay any special bonus or special remuneration (cash equity or otherwise) to any director, officer, employee or consultant, or increase the salaries, wage rates or fringe benefits (including rights to severance or indemnification of its directors, officers, employees or consultants or the modification of any existing compensation or equity arrangements with such individuals or the change of vesting terms of any Company Stock Options), except in the Ordinary Course of Business of the Company (including without limitation in connection with new employee hires; provided that new employee hires shall be only to replace employees whose employment terminates following the date of this Agreement) or in accordance with existing Contracts and as previously disclosed in writing or made available to Parent prior to the date of this Agreement;

                  (t) Effect or agree to effect, including by way of hiring or involuntary termination, any change in the Company's directors or Key Employees;

                  (u) Materially revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or except as required by GAAP or applicable law;

                  (v) Pay, discharge or satisfy, in an amount in excess of $20,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Financial Statements (or the notes thereto) or that arose in the Ordinary Course of Business subsequent to December 31, 2002, pursuant to Contracts made available to Parent prior to the date hereof (as provided in the terms of such Contracts as so made available), or expenses consistent with the provisions of this Agreement incurred in connection with any transaction provided for herein;

                  (w) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (x) Enter into any strategic alliance, joint development or joint marketing agreement other than such agreements entered into in the Ordinary Course of Business;

                  (y) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it, in good faith, determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit or (iii) to enforce its rights hereunder or under any agreements related hereto;

                  (z) Materially reduce the amount of any insurance coverage provided by or fail to renew any existing insurance policies;

                  (aa) Take any action (except as required by this Agreement) that would reasonably be expected to result in any of the conditions in Article VI hereof not being satisfied or that would materially impair the ability of the Company to consummate the Mergers in accordance with the terms hereof;

                  (bb) Write off as uncollectable, or establish any extraordinary reserve with respect to, any accounts receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $25,000 in the aggregate;

                  (cc) Intentionally or negligently cause any event or condition of any character that has or reasonably would be expected to have a Material Adverse Effect on the Company; or

                  (dd) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (cc) above.

         4.2 No Solicitation. From and after the date of this Agreement until the earlier to occur of the Effective Time of Merger I or termination of this Agreement pursuant to its terms, the Company will not, and the Company will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (a) solicit or encourage submission of any "Acquisition Proposal" (as defined herein) by any person, entity or group (other than Parent and its affiliates, agents, and representatives) or (b) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company to, or afford access to the properties, books, or records of the Company, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents, and representatives) in connection with any Acquisition Proposal with respect to the Company. For purposes of this Agreement, an "ACQUISITION PROPOSAL" means any proposal or offer relating to (i) any merger or consolidation, any sale, transfer (including without limitation the granting of any

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

Lien other than non-exclusive licenses granted to the Company's customers and partners in the Ordinary Course of Business) or exclusive license of substantial assets of the Company, or similar transactions involving the Company, or (ii) any sales or issuances by the Company of any Company Capital Stock, Company debt, or options, warrants or other rights with respect thereto (including, without limitation, in a financing transaction or by way of a tender offer or an exchange offer), other than issuances of Company Capital Stock upon exercise of options and warrants outstanding as of the date of this Agreement and disclosed in this Agreement or the Company Schedule. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will within one business day of receipt (x) notify Parent if, on or after the date of this Agreement, it receives any proposal or inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and
(y) notify Parent of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal. In addition, from and after the date of this Agreement, until the earlier to occur of the Effective Time of Merger I or termination of this Agreement pursuant to its terms, the Company will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Stock Options and Warrants

                  (a) Stock Options. At the Effective Time of Merger I, each Company Stock Option whether or not vested, shall be replaced by Parent. Each Company Stock Option so replaced by Parent under this Agreement will be substituted with an option granted under the Amended and Restated 1996 Stock Option Plan of Parent (a "REPLACEMENT OPTION"). Each Replacement Option will continue to have, and be subject to, equivalent principal terms and conditions as provided in the respective Stock Plan and option agreement governing the Company Stock Option it replaced, as in effect immediately prior to the Effective Time of Merger I (including without limitation vesting schedules and vesting commencement dates), except for the following:

                           (i)      Shares Issuable Upon Exercise. Each
Replacement Option will be exercisable for (A) that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of Company Common Stock that were issuable without regard to Vesting upon exercise of such Company Stock Option immediately prior to the Effective Time of Merger I, and (2) the Option Exchange Ratio.

                           (ii)     Option Per Share Exercise Price. For the
period beginning immediately following the Effective Time of Merger I, the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Replacement Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (X) the exercise price per share of Company Common Stock at which such Replacement Option was exercisable immediately prior to the Effective Time of Merger I by (Y) the Option Exchange Ratio.

                           (iii)    Each Replacement Option shall be subject to
and governed by the administrative terms and provisions of Parent's Amended and Restated 1996 Stock Option Plan and the standard form of agreement thereunder; provided, that each Replacement Option shall have the acceleration provisions as set forth in the applicable Company stock option plan and its related standard form of option agreement.

                  (b) Company Warrants. At the Effective Time of Merger I, each Company Warrant, whether or not Vested, shall by virtue of Merger I be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement (an "ASSUMED WARRANT") will continue to have, and be subject to, the same terms and conditions as provided in the respective warrant agreement governing such Company Warrant immediately prior to the Effective Time of Merger I (including without limitation Vesting schedules and Vesting commencement dates), including that the number of shares of Parent Common Stock and Merger Cash purchasable upon exercise of each such Assumed Warrant, and exercise price per share of Parent Common Stock shall be as determined pursuant to the terms of such Company Warrant.

         5.2      Information Statement; Issuance of Freely Tradable Shares.

                  (a) Preparation of Information Statement. As soon as practicable after the execution of this Agreement and within ten (10) business days after such date, the Company shall prepare, with the cooperation of Parent, an information statement and form of written consent for the Company Shareholders to approve this Agreement and Merger I (such information statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed or delivered to the Shareholders, the "INFORMATION STATEMENT"). The Information Statement shall also constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Shareholders in Merger I. Parent and the Company shall each use its commercially reasonable efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent and Parent will promptly advise the Company in writing if at any time prior to the Effective Time of Merger I either the Company or Parent shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or for compliance with applicable law. The Information Statement shall contain the unanimous recommendation of the Company Board that the Shareholders approve this Agreement and Merger I and the conclusion of the Company Board that the terms and conditions of Merger I (assuming completion of Merger II immediately thereafter)is fair and reasonable to the Company Shareholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved in writing by Parent prior to such inclusion.

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

                  (b) Freely Tradable Shares. Parent and the Company agree to take all commercially reasonable actions such that the Merger Shares issued pursuant to Section 1.7(a), when issued, will be freely tradeable without restriction under United States federal or state securities laws, subject only to the restrictions of Rule 145 promulgated under the Securities Act applicable to Affiliates of the Company. In particular, the parties intend that Parent shall issue the Merger Shares issued pursuant to Section 1.7(a) pursuant either to the exemption under Section 3(a)(10) under the Securities Act, or by registering the issuance on a Form S-4 registration statement under the Securities Act.

                           (i)      Section 3(a)(10)/Permit. As promptly as
practicable after the execution of this Agreement and within ten (10) business days after such date, Parent and the Company shall prepare the necessary documentation to seek a permit (a "PERMIT") from the Commissioner of the Department of Corporations of the State of California pursuant to Section 25121 of the California Corporate Securities Law of 1968, and to request a hearing before such Department (a "HEARING") so that the issuance of Parent Common Stock in Merger I pursuant to Section 1.7(a) and the assumption of the Assumed Warrants shall be exempt from registration under the Securities Act pursuant to
Section 3(a)(10) of the Securities Act. Parent shall use its reasonable commercial efforts to obtain a Permit; provided, that if such reasonably diligent efforts do not result in obtaining such permit after seventy-five (75) days from the date of filing an application for a Permit, then Parent shall have satisfied its covenant to use commercially reasonable efforts to obtain such Permit; provided, further, that Parent shall in no event be required to make any material change to any of the material terms set forth in this Agreement or any agreement contemplated herein as a condition to receiving the Permit; provided, further, that the request to terminate one or more of the Voting Agreements by the Department of Corporations of the State of California shall not be in and of itself a material change to a material term; provided, further, that Parent may not, prior to thirty (30) days after the date of filing the application for the Permit, abandon the efforts to obtain the Permit on the grounds that Parent has reasonably determined that a Permit will not be issued by the Department of Corporations of the State of California unless Parent also determines to register the issuance pursuant to Section 1.7(a) of the Merger Shares and the assumption of the Assumed Warrants on Form S-4 pursuant to Section 5.2(b)(ii) below. With regard to the 3(a)(10) hearing, if necessary, the Company will obtain from Shareholders holding a majority of the Company's capital stock their consent to the jurisdiction of the California Department of Corporations. The Company agrees to provide to Parent any cooperation and assistance reasonably requested with respect to the Permit and Hearing process, including, without limitation, participating in the Hearing, sending any required notices to Company Shareholders and holders of Company Stock Options and providing any information regarding the Company necessary for completion of the Permit.

                           (ii)     Form S-4. If Parent reasonably determines at
any time that a Permit will not, prior to the end of the aforementioned seventy-five (75) day period, be issued by the Department of Corporations of the State of California with respect to Merger I without modification of any material term set forth in the Agreement or any agreement contemplated herein or if the Department of Corporations of the State of California requests that one or more of the Voting Agreements be terminated, Parent may, in its sole discretion, instead determine to register the issuance pursuant to Section 1.7(a) of the Merger Shares and the assumption of the Assumed Warrants pursuant to the transactions contemplated hereunder on Form S-4 under the Securities Act (the "FORM S-4"). In such event, Parent and Company shall, as promptly as practicable, prepare, and

Parent shall file with the SEC, the Form S-4 together with the prospectus/proxy statement included therein (the "PROSPECTUS/PROXY STATEMENT") and any other documents required by the Securities Act or the Exchange Act in connection with Merger I. Each of Parent and the Company shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall furnish to Parent all information concerning the Company and the Company Shareholders as may be reasonably requested in connection with any action contemplated by this Section 5.2(b)(ii). Parent shall furnish to the Company all information concerning Parent as may be reasonably requested in connection with any action contemplated by this Section 5.2(b)(ii).

         5.3 Affiliate Agreements. Each Affiliate of the Company, as set forth on Section 5.3 of the Company Disclosure Schedule, and each officer and director of the Company (collectively, the "COMPANY AFFILIATES") will enter into an affiliate agreement with Parent substantially in the form attached hereto as EXHIBIT A (the "AFFILIATE AGREEMENT"). Pursuant to such Affiliate Agreements, each of the Company Affiliates will agree to dispose of any shares of Parent Common Stock such Company Affiliate receives in connection with Merger I in compliance with applicable securities laws, including Rule 145, as promulgated under the Securities Act.

         5.4 Registration Statement on Form S-8. Parent shall use its commercially reasonable best efforts to cause to be on file with the SEC within 15 days of the Effective Time of Merger I a Registration Statement on Form S-8 which shall cover the shares of Parent Common Stock issuable to the holders of Replacement Options. Parent shall use its commercially reasonable best efforts to maintain the effectiveness of such Form S-8 following such time as it becomes effective.

         5.5      Post Closing Covenants; General.

                  (a) Further Assurances. In case at any time after the Effective Time of Merger I any further action is necessary to carry out the purposes of this Agreement, Parent and the Company will take such further action (including the execution and delivery of such further instruments and documents) as the other reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE VII below).

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of Merger I involving the Company or (B) arising out of Parent's operation of the business of the Surviving Corporation following the Effective Time of Merger I in the manner in which it is presently conducted and planned to be conducted, each of Parent and the Company will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE VII below).

                  (c) Indemnification Obligations. Upon the Effective Time of Merger I, the Surviving Corporation or, to the extent the Surviving Corporation is unable to do so, Parent, shall assume all of the obligations of the Company under the Company's existing indemnification agreements with each of the directors and officers of the Company and indemnification provisions under the Company Charter Documents as in effect immediately prior to the Effective Time of Merger I, as such agreements and provisions relate to the indemnification of such persons for expenses and liabilities arising from facts or events which occurred on or before the Effective Time of Merger I or relating to the Mergers or transactions contemplated by this Agreement.

         5.6 Management Incentive Plan. Parent shall, prior to the Closing, establish a management incentive plan providing for the payment of additional Parent Common Stock on the terms set forth in EXHIBIT B attached hereto, with such plan to take effect immediately following the Effective Time of Merger I.

         5.7 Shareholder Approval. As promptly as practicable after the issuance of a Permit or effectiveness of the Form S-4, the Company shall use its best efforts, in accordance with California Law and the Company Charter Documents, to obtain the approval of the Company Shareholders of the principal terms of this Agreement and Merger I (the "COMPANY SHAREHOLDER VOTE"). The Company shall use its best efforts to ensure that the shareholder approval is solicited in compliance with California Law, the Company Charter Documents and all other applicable legal requirements. The Company agrees to use its best efforts and to take all action necessary or advisable to secure the necessary votes required by California Law to effect Merger I. Parent, promptly upon request by the Company, shall make a representative available to shareholders to answer any questions Company shareholders may have regarding the Parent's business, management and financial affairs.

         5.8 Access to Information. The Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time of Merger I to (a) all of the properties, books, Contracts, commitments and records of the Company and (b) all other information concerning the business, properties, and personnel of the Company as Parent may reasonably request; provided that such access shall not unreasonably interfere with the Company's business operations. The Company agrees to provide Parent and its accountants, legal counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this SECTION 5.8 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

         5.9 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a confidentiality agreement dated November 15, 2002, as amended pursuant to a certain Amendment #1 to Mutual Nondisclosure Agreement dated March 16, 2003 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

         5.10 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws or, as to Parent, by the rules and regulations of the Nasdaq National Market), or unless made pursuant to the terms of this Agreement, prior to the Effective Time of Merger I, no press release or public announcement (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (other than disclosures to Company shareholders pursuant to SECTION 5.2) unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld or delayed. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is satisfactory to both parties.

         5.11 Consents. The Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Mergers, including all consents, waivers or approvals under any of the Contracts in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Mergers. All of such consents and approvals are set forth in Section 2.5 of the Company Schedule.

         5.12 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         5.13 Legal Conditions to the Mergers. Each of Parent, Merger Subs and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Mergers and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Mergers. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by, any Governmental Body required to be obtained or made by such party or its subsidiaries in connection with the Mergers or the taking of any action contemplated thereby or by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.14 Best Efforts; Additional Documents and Further Assurances. Each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Article VI to be satisfied (other than obtaining consents, approvals or waivers which are governed by Section 5.11), (b) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (c) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

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

         5.15 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company and Parent or Merger Subs, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time of Merger I except as contemplated by this Agreement (including the Company Schedules) and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 5.15 shall not limit or otherwise affect any remedies available to the party receiving such notice or affect the representations, warranties, covenants or agreements of the parties or conditions to the obligation of the parties under this Agreement.

         5.16 Nasdaq National Market. On or prior to the Closing Date, if applicable, the Parent shall apply for the listing on the Nasdaq National Market of shares of the Parent Common Stock issuable in connection with Merger I and with respect to the substituted Company Stock Options and Assumed Warrants, upon official notice of issuance and shall take all other acts as necessary or appropriate to cause such shares to become and remain so listed.

         5.17 Voting Agreements. Concurrently with the execution of this Agreement, the Company will cause the persons and entities listed on Schedule
5.17 hereto to execute a Voting Agreement in the form attached hereto as EXHIBIT C, agreeing, among other things, to vote in favor of Merger I and against any competing proposals.

         5.18 Blue Sky Laws. Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         5.19 Stock Restrictions. If Parent obtains a Permit, the certificates (other than those certificates issued to persons who were not, as of the Effective Time of Merger I, an Affiliate of the Company, as such term is defined in Rule 144 under the Securities Act) representing the shares of Parent Common Stock issued in Merger I shall bear the restrictive legends (and stop transfer orders shall be placed against the transfer thereof with Parent's transfer agent) as follows:

         THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

         5.20 Employment Arrangements. Following the Effective Time of Merger I, and except as already set forth under Section 5.1(a) above, each participant in the Company Benefit Plans who will provide services to the Parent or Surviving Corporation following the Effective Time of Merger I ("COMPANY PARTICIPANTS") shall be entitled to benefits available (whether under plans or other arrangements) or that subsequently become available to similarly situated employees of Parent (the "PARENT BENEFIT ARRANGEMENTS") on terms no less favorable than, and on a basis that is substantially comparable to, those offered to similarly situated employees of Parent; provided that salaries, bonuses and option grants shall instead be as set forth in the offers made to officers and employees of the Company prior to the date of this Agreement, and employees of the Company will not be able to participate in Parent's employee stock participation plan until the next regular participation period under such plan following the Closing. Each Company Participant shall to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting (except with respect to options granted by Parent that are not Replacement Options) under the Parent Benefit Arrangements, including vacation accruals, for years of service with the Company. To the extent consistent with law and applicable tax qualification requirements, the Parent shall use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time of Merger I for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Arrangement in which they are eligible to participate for the first time immediately after the Effective Time of Merger I. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit.

         5.21 Documentation of Cash Balance. Within five (5) days of the signing of this Agreement, the Company shall deliver to the Parent reasonable documentation of the Company's cash, cash equivalents and short-term investments as of the date of this Agreement.

         5.22 Mandatory Funding. Parent shall purchase from the Company on or before May 1, 2003 (as extended by any cure period under Section 8.1(d) that is ongoing on May 1, 2003) a convertible secured promissory note with a principal amount of $600,000 (the "MAY NOTE") pursuant to the Amended and Restated Loan Agreement between the Company and Parent, dated as of April 2, 2003 (the "LOAN AGREEMENT"); provided that Parent shall not be obligated to purchase the May Note if, on or before May 1, 2003 (as extended by any cure period under Section 8.1(d) that is ongoing on May 1, 2003) either this Agreement is terminated pursuant to its terms or the Closing occurs. The Company agrees to sell and issue to Parent the May Note pursuant to the Loan Agreement upon Parent's tendering to the Company the principal amount of the May Note in cash or by check.

         5.23     Optional Funding.

                  (a) Parent shall have the option, in its sole discretion, to purchase from the Company on or before June 2, 2003, a convertible secured promissory note with a principal amount of $1,300,000 (the "JUNE NOTE") pursuant to the Loan Agreement. The Company hereby agrees to sell and issue to Parent the June Note pursuant to the Loan Agreement upon Parent tendering to the Company $1,300,000 by cash or check.

                  (b) Parent shall have the option, in its sole discretion, to purchase from the Company on or before July 1, 2003 a convertible secured promissory note with a principal amount of $1,080,000 (the "JULY NOTE") pursuant to the Loan Agreement. The Company hereby agrees to sell and issue to Parent the July Note pursuant to the Loan Agreement upon Parent tendering to the Company $1,080,000 by cash or check.

         5.24 Registered Intellectual Property. The Company shall deliver to the Parent a list of any action that must be taken by the Company within thirty
(30) days of the Closing Date for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property, including, without limitation, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates.

         5.25 Updated Company Schedule. The Company shall use all reasonable efforts to deliver at least five (5) Business Days prior to Closing a disclosure letter certified by a duly authorized officer of the Company, updating the Company Schedule solely for events and occurrences first arising after the date of this Agreement or which arise from items disclosed in the Company Schedule based solely on new events and occurrences after the date of this Agreement (the "UPDATED COMPANY SCHEDULE"); provided that the Company and Parent agree that the sole effect of the Updated Company Schedule with respect to the Company's representations and warranties in Article II shall be to qualify such representations and warranties solely for purposes of Article VII and solely with respect to items disclosed on the Updated Company Schedule which represent events and occurrences which first arose after the date of this Agreement or which arise from items disclosed in the Company Schedule based solely on new events and occurrences after the date of this Agreement; provided further that the disclosure on the Updated Company Schedule shall have the effect described in this Section 5.25 only for events and circumstances that are described in reasonable detail and the actual and potential costs, damages and expenses to Parent resulting therefrom are, to the extent reasonably knowable and quantifiable, reasonably quantified. In any event, the Parties hereto agree that Parent shall have at least five (5) Business Days to review and respond to the Updated Company Schedule prior to Closing.

         5.26 Rhapsody Promotions. No later than such time that Company begins to program Parent's RadioPass services or provide search engine results for such services, Parent agrees to prominently promote and link to the Company Music Services on a majority of Parent's RadioPass services web pages, including, without limitation, any search results pages.

         5.27 Company Preferred Warrant Exercise Price. All cash paid to the Company inpayment of the exercise price of Company Preferred Warrants after the date hereof and prior to the Effective Time of Merger I shall be immediately deposited by the Company into, and maintained in, a separate bank account, so that such funds are not commingled with the Company's other funds, and the Company agrees not to expend any of such funds without Parent's prior written consent.

         5.28 Articles of Amendment. The Company shall use its best efforts to obtain Company Shareholder approval of the articles of amendment in substantially the form attached hereto as EXHIBIT D (the "ARTICLES OF AMENDMENT") and shall file the Articles of Amendment with the California Department of Corporations as promptly as reasonably practicable following the receipt of requisite approval of the Company Shareholders of such Articles of Amendment.

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                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         6.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Mergers shall be in effect.

                  (b) No Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

         6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Subs in this Agreement shall be true and correct in all material respects (provided that, if such representations and warranties are modified by any materiality qualifier other than "Material Adverse Effect," then such qualifiers shall be disregarded for purposes of this Section 6.2(a), and, for such representations and warranties that are modified by "Material Adverse Effect" such qualifier shall be regarded but the standard for this Section 6.2(a) shall be "true and correct in all respects" instead of "true and correct in all material respects") on and as of the Closing Date as though such representations and warranties were made on and as of such time, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent and Merger Subs.

                  (b) Agreements and Covenants. Parent and Merger Subs shall have performed or complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent and Merger Subs.

                  (c) Secretary's Certificate. Each of Parent and Merger Subs shall have delivered to the Company a copy of (i) the text of the resolutions adopted by the Board of Directors of Parent and Merger Subs authorizing the execution, delivery and performance of this Agreement, the Agreement of Merger I and the Agreement of Merger II and the consummation of all of the transactions contemplated by this Agreement and Agreement of Merger I and Agreement of Merger II and (ii) the certificate of incorporation or articles of incorporation, as the case may be, and bylaws of Parent and

Merger Subs, along with certificates executed on behalf of each of Parent and Merger Subs by such entity's corporate secretary certifying to the Company that such copies are true, correct and complete copies of such resolutions, certificate of incorporation (or articles) of incorporation, as the case may be, and bylaws, respectively, and that such resolutions, certificate of incorporation and bylaws were duly adopted and have not been amended or rescinded.

                  (d) Litigation. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Parent or the Company, their respective properties or either of their respective officers or directors arising out of, or in any way connected with, the Mergers or the other transactions contemplated by this Agreement.

                  (e) Shareholder Approval. The principal terms of this Agreement, the Mergers and the transactions contemplated hereby shall have been approved and adopted by the Company Shareholders by the requisite vote under applicable law and the Company's Articles of Incorporation.

                  (f) Section 25121 Permit; Form S-4. Parent shall have obtained the Permit from the Department of Corporations of the State of California upon which Parent can rely to issue the Parent Common Stock pursuant to Section 1.7(a) exempt from registration pursuant to Section 3(a)(10) of the Securities Act, or the issuance of the Merger Shares pursuant to Section 1.7(a) shall be registered on an effective Form S-4.

                  (g) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati P.C., legal counsel to Parent, in the form attached hereto as EXHIBIT E-1.

         6.3 Additional Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Mergers and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that, if such representations and warranties are modified by any materiality qualifier other than "Material Adverse Effect," then such qualifiers shall be disregarded for purposes of this Section 6.3(a), and, for such representations and warranties that are modified by "Material Adverse Effect" such qualifier shall be regarded but the standard for this
Section 6.3(a) shall be "true and correct in all respects" instead of "true and correct in all material respects") (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct in all material respects as of such specific date); provided that any action taken by the Company following the date of this Agreement in compliance with Section 4.1 of this Agreement shall not cause the representations and warranties of the Company set forth in this Agreement to not be true and correct in all material respects.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants set forth in Articles I, IV, V, and IX of this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) Officer's Certificate. The chief executive officer of the Company shall deliver to Parent and Merger Subs at the Closing a certificate certifying (i) that the conditions specified in Sections 6.3(a) and (b) have been fulfilled, and (ii) the number of Bona-Fide Subscribers at the Closing Date.

                  (d) Shareholder Approval. The principal terms of this Agreement, Merger Iand the transactions contemplated hereby shall have been approved and adopted by the Company Shareholders by the requisite vote under applicable law and the Company's Articles of Incorporation.

                  (e) Closing Date Payment Schedule. Parent and the Company shall each have reviewed and approved and the Company shall have executed and delivered a schedule (the "CLOSING DATE PAYMENT SCHEDULE") reflecting, as of the Effective Time of Merger I (i) for each holder of Company Capital Stock, the number of shares of Company Capital Stock held of record, the aggregate number of shares of Parent Common Stock, Merger Cash and Earnout Rights payable to such holder in Merger I, the number of such shares and amount of Merger Cash payable promptly after the Effective Time of Merger I (in accordance with Section 1.7(a)) and payable into the Escrow Fund (as defined and further described in
Section 1.7(c)), the amount of additional cash payable to such holder for any fractional shares, the stock certificate numbers held by each such person and such person's federal tax identification number to the extent such number is known and (ii) for each holder of Company Stock Options, the number of shares of Company Common Stock issuable upon exercise thereof immediately prior to the Effective Time of Merger I, the number of shares of Parent Common Stock and cash issuable upon exercise thereof following their replacement by Parent (in accordance with Section 5.1(a)) and the per share exercise price thereof upon such assumption, assuming that such options were fully vested and (iii) for each holder of Company Warrants, the number of shares of Company Capital Stock issuable upon exercise thereof immediately prior to the Effective Time of Merger I, the number of shares of Parent Common Stock and cash issuable upon exercise thereof following their assumption by Parent (in accordance with Section 5.1(b)), and the exercise price thereof per share of Parent Common Stock upon such assumption.

                  (f) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Section 2.5 of the Company Schedule.

                  (g) Legal Opinion. Parent shall have received a legal opinion from Fenwick & West LLP, legal counsel to the Company, in the form attached hereto as EXHIBIT E-2.

                  (h) No Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition or results of operations of the Company, other than as a result of (i) changes generally adversely affecting the United States economy (so long as the Company is not disproportionately affected thereby), including, without limitation, war or the outbreak of hostilities, (ii) performance by Company of its obligations under, or the taking by Company of any actions contemplated by, this Agreement or the failure of Parent to consent to actions reasonably requested by Company pursuant to Section 4.1 of this Agreement, and (iii) the announcement or pendency of the transactions contemplated by this Agreement (provided that this (iii) shall not except from the determination of whether a material adverse change has occurred any actions of the Major Music Labels or any Governmental
Body).

                  (i) Dissenters' Rights. Holders of not more than ten percent (10%) of the outstanding shares of Company Capital Stock shall continue to have the right to exercise dissenters' rights under California Law with respect to the transactions contemplated by this Agreement.

                  (j) Affiliate Agreement. The Company Affiliates shall have entered into the Affiliate Agreement as required by SECTION 5.3.

                  (k) Voting Agreements. The Voting Agreements as required by
SECTION 5.17 hereof shall have been duly executed and delivered to Parent.

                  (l) Secretary's Certificate. The Company shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the Company's Board authorizing the execution, delivery and performance of this Agreement and the Agreement of Merger I and the consummation of all of the transactions contemplated by this Agreement and the Agreement of Merger I, (ii) the text of the resolutions adopted by the Company Shareholders approving the principal terms of this Agreement, Merger I and the transactions contemplated hereby, and
(iii) the Company Charter Documents, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions, Articles of Incorporation and Bylaws, respectively, and the such resolutions and Company Charter Documents were duly adopted and have not been amended or rescinded.

                  (m) Key Employee Arrangements. Each of the Key Employees listed on SCHEDULE A hereto (the "KEY EMPLOYEES"), (i) shall have entered into "at-will" employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of Parent's standard form of Offer Letter in substantially the form attached hereto as EXHIBIT F-1, shall have agreed to be employees of Parent or the Surviving Corporation after the Closing and shall be employees of Company immediately prior to the Effective Time of Merger I, and
(ii) shall have executed the form of Development and Confidentiality Agreement previously agreed to by Company and Parent and attached hereto as EXHIBIT F-2.

                  (n) 280G Shareholder Approval. The Company shall deliver to Parent evidence reasonably satisfactory to Parent either (i) that, with respect to any payments of cash or sales and purchases of stock or vesting of Company Stock Rights or other benefits contemplated by this Agreement that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code ("POTENTIAL 280G BENEFITS"), the Company's Shareholders have approved by the requisite vote such that all such Potential 280G Benefits resulting from the transactions contemplated hereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, or (ii) that such requisite shareholder approval has not been obtained with respect to a Potential 280G Benefit and, as a consequence and pursuant to the terms of the agreement providing for such Potential 280G Benefit, such Potential 280G Benefit shall not be made or provided.

                  (o) Stock Restriction Agreement. The Principal Shareholder shall have executed and delivered to Parent a Stock Restriction Agreement, in substantially the form attached hereto as EXHIBIT G (the "STOCK RESTRICTION AGREEMENT"), and such Stock Restriction Agreement shall be in full force and effect.

                  (p) Termination of Employment Agreements. Each agreement between the Company and its employees, other than stock option agreements and invention assignment agreements, shall have been terminated or shall terminate at the Effective Time of Merger I pursuant to a written agreement of termination reasonably satisfactory to Parent, which agreement of termination shall provide that the transactions contemplated by this Agreement or any subsequent event shall not trigger any rights or benefits or the acceleration of any rights or benefits under the terminated agreement.

                  (q) Termination of Agreements. The Company shall deliver to Parent evidence reasonably satisfactory to Parent that the Co-Sale Agreement, the Voting Agreement, the Investor Rights Agreement, and the Ryan Severance Agreement have been terminated prior to the Effective Time of Merger I.

                  (r) 401(k) Plan. The Company shall deliver to Parent resolutions of the Company's Board of Directors and other evidence reasonably satisfactory to Parent that the Company's 401(k) plan has been terminated prior to the Effective Time of Merger I.

                  (s) Section 25121 Permit; Form S-4. Parent shall have obtained the Permit from the Department of Corporations of the State of California upon which Parent can rely to issue the Parent Common Stock pursuant to Section 1.7(a) exempt from registration pursuant to Section 3(a)(10) of the Securities Act, or the issuance of the Merger Shares pursuant to Section 1.7(a) shall be registered on an effective Form S-4.

                  (t) FIRPTA Statement. The Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

                                   ARTICLE VII
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         7.1 Survival of Representations, Warranties and Covenants.

                  (a) The representations and warranties of the Company contained in this Agreement, or in any certificate, schedule or other instrument delivered pursuant to this Agreement, shall terminate at 11:59 p.m. Washington State time on the eighteen (18) month anniversary of the Closing Date (the "ESCROW TERMINATION DATE"); provided, however, that the representations and warranties shall not terminate with respect to any claims specified in any Claim Certificate (as defined in SECTION 7.3(a)) delivered to the Shareholder Representative prior to the Escrow

Termination Date until such claims are finally resolved. Notwithstanding the foregoing, (i) the representations and warranties in SECTIONS 2.1, 2.3, AND 2.16 shall terminate at 11:59 p.m. Washington State time on the day of expiration of the applicable statute of limitations and (ii) in the case of any liability for indemnification for fraud under SECTION 7.2(a), the representations and/or warranties that are the subject of such fraud shall not terminate until 11:59 p.m. Washington State time on the day of expiration of the applicable statute of limitations.

         7.2      Escrow Arrangements.

                  (a) Escrow Fund. The Escrow Fund shall be available to compensate the Parent and its officers, directors and affiliates, including the Company after the Closing (the "COVERED PARTIES"), or any of them, for any claims by such Covered Parties for any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred or suffered by the Covered Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement (as modified by the Company Schedule with respect to representations and warranties made as of the date of this Agreement, and as modified by the Updated Company Schedule with respect to representations and warranties made as of the Closing; provided that to the extent such item listed on the Company Schedule or the Updated Company Schedule is expressly noted as being disclosed for informational purposes only, it shall not modify the applicable representation or warranty) (or in any certificate, schedule or other instrument delivered by the Company pursuant to this Agreement), (ii) any failure by the Company to perform or comply with any covenant applicable to them contained in this Agreement, and (iii) the incurrence on or after January 27, 2003 by the Company of third party legal expenses in connection with this Agreement and the Mergers, in excess of $250,000 ("EXCESS LEGAL EXPENSES") (hereinafter individually a "COVERED EVENT" and collectively, the "COVERED EVENTS"). By their approval of the Mergers and/or their tender pursuant to Section 1.11 of the Certificates representing shares of Company Capital Stock, the Company Shareholders will be deemed to have consented to, approved and agreed to be bound by the indemnification provisions of this SECTION 7.2.

                  (b) Notwithstanding anything else contained in this Agreement to the contrary, and except for claims for fraud and intentional misconduct and claims for indemnification pursuant to SECTION 7.3, recovery of Losses pursuant to this SECTION 7.2 shall be the sole and exclusive remedy of the Covered Parties following the Closing, exclusive of all other rights of indemnification, recovery, defense or other remedy (whether legal or equitable, or whether based in contract or tort) under any theory of liability that any Covered Person would otherwise have, under this Agreement (or in any certificate, schedule or other instrument delivered pursuant to this Agreement) or in connection with the transactions contemplated by this Agreement; provided that this Section 7.2(b) shall not limit Parent's remedies under the Stock Restriction Agreement and the Affiliate Agreements. With respect to claims for indemnification for fraud or intentional misconduct and as provided in SECTION 7.3(a) below, Covered Parties shall, until no assets remain in the Escrow Fund (assuming for this purpose that there have been distributed out of the Escrow Fund any amounts which in the reasonable judgment of Parent are necessary to satisfy any then pending and unsatisfied claims for recovery from the Escrow Fund), seek recovery of Losses first from the Escrow Fund.

                  (c) Deposit of Escrow Fund. Promptly after the Closing, the Escrow Shares and Escrow Cash, without any act of the Company Shareholders, will be deposited in an interest-bearing account with Mellon Investor Services, LLC, as Escrow Agent hereunder, or another institution acceptable to Parent and the Shareholder Representative (as defined in SECTION 7.3 hereof), such deposit of the Escrow Shares and Escrow Cash to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. Any interest earned on the Escrow Cash shall be treated for all tax purposes as income of the Company Shareholders in proportion to their original Escrow Cash contributions to the Escrow Fund. All such interest shall be added to the Escrow Fund and become a part thereof; provided, however, that within thirty (30) days following the end of each calendar year, forty percent (40%) of such interest shall be distributed to the Company Shareholders in proportion to their original Escrow Cash contribution to the Escrow Fund. The Escrow Agent shall have no duty to confirm or verify the accuracy or correctness of the amount of any Escrow Shares and Escrow Cash deposited with it hereunder. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

                  (d) Escrow Period; Distribution upon Termination of Escrow Periods.

                           (i)      Subject to the other provisions of this
Section 7.3(b), the Escrow Fund shall be in existence immediately following the Effective Time of Merger I and shall terminate at 11:59 p.m. Washington State time, on the Escrow Termination Date (the "ESCROW Period").

                           (ii)     At 11:59 p.m. Washington State time, on the
nine (9) month anniversary of the Closing Date (the "INITIAL ESCROW TERMINATION DATE"), the Escrow Fund shall terminate with respect to fifty percent (50%) of the Escrow Shares initially deposited into the Escrow Fund and fifty percent (50%) of the Escrow Cash initially deposited into the Escrow Fund, less: (A) any amounts which have been distributed out of the Escrow Fund prior to the Initial Escrow Termination Date pursuant to SECTION 7.2(f) in satisfaction of indemnification claims pursuant to this SECTION 7.2, and (B) any amounts (the "INITIAL ESCROW HOLDBACK AMOUNT") which, in the reasonable judgment of Parent, subject to the reasonable objection of the Shareholder Representative, is necessary to satisfy any then pending and unsatisfied claims specified in any Claim Certificate(s) delivered to the Escrow Agent prior to the fifth (5th) Business Day following the Initial Escrow Termination Date with respect to facts and circumstances existing prior to the Initial Escrow Termination Date. Promptly (and in any event within ten (10) Business Days) after all such claims have been resolved, the Escrow Agent shall deliver to the Company Shareholders the remaining portion of the Initial Escrow Holdback Amount, if any, not required to satisfy the claims described in SECTION 7.2(d)(II)(B).

                           (iii)    At 11:59 p.m. Washington State time, on the
Escrow Termination Date the Escrow Fund shall terminate with respect to any amounts of Escrow Shares and Escrow Cash remaining in the Escrow Fund at that time; provided, however, that the Escrow Period and the Escrow Fund shall not terminate with respect to any amount which, in the reasonable judgment of Parent, subject to the reasonable objection of the Shareholder Representative, is necessary to satisfy any then pending and unsatisfied claims specified in any Claim Certificate delivered to the Escrow Agent prior to the fifth (5th) Business Day following the Escrow Termination Date with respect to facts and circumstances existing prior to the Escrow Termination Date. Promptly (and in any event within ten (10) Business Days) after all such claims have been resolved, the Escrow Agent shall deliver to the Company Shareholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the "REMAINING PORTION").

                           (iv)     Deliveries of Escrow Shares and Escrow Cash
pursuant to SECTIONS 7.2(d)(II) and 7.2(d)(III) above shall be made pro rata from the Escrow Fund contributions made by each Company Shareholder based on the original contributions of Escrow Shares and Escrow Cash of each Company Shareholder. With respect to any Company Shareholder that contributed Escrow Shares and Escrow Cash that is Restricted, the delivery of Escrow Shares and Escrow Cash out of the Escrow Fund shall be allocated between Restricted and Unrestricted Escrow Shares and Escrow Cash in the same proportions as such Company Shareholder's entire contribution to the Escrow Fund is then allocated between Restricted and Unrestricted Escrow Shares and Escrow Cash. With respect to the Escrow Shares and Escrow Cash that are Restricted, the delivery out of the Escrow Fund shall be allocated among the different portions that Vest at different times in the same proportion as such Company Shareholder's entire contribution to the Escrow Fund is then allocated among such different portions that Vest at different times.

                           (v)      Pursuant to SECTION 1.7(c), the Escrow
Shares and Escrow Cash contributed to the Escrow Fund by the Principal Shareholders consists of Escrow Shares and Escrow Cash that are Restricted and Unrestricted. If Escrow Shares and Escrow Cash which are Restricted are released upon termination of the Escrow Period in accordance with SECTION 7.2(d)(II) OR
SECTION 7.2(d)(III) of this Agreement, such Escrow Shares and Escrow Cash shall be released to Parent to be held by Parent pursuant to the terms of the agreement which provides for the risk of forfeiture or divestment or repurchase right.

                           (vi)     Within ten (10) Business Days following the
Initial Escrow Termination Date and the Escrow Termination Date, Parent will notify the Shareholder Representative and the Escrow Agent in writing of the portion of the Escrow Fund that may be distributed pursuant to this Section 7.3 (each, an "ESCROW DISTRIBUTION NOTICE"), and the allocation of such distribution, subject to objection by the Shareholder Representative pursuant to
SECTION 7.3(d). If the Escrow Agent does not timely receive any such Escrow Distribution Notice from Parent, the Escrow Agent shall promptly (and in any event within ten (10) Business Days) after the expiration of such ten (10) Business Day period deliver to the Company Shareholders the remaining portion of the Escrow Fund, subject to the limitations of SECTIONS 7(d)(II) and 7(d)(III) above. The Shareholder Representative shall have twenty (20) days following receipt of such notice from Parent during which to object to the contents thereof by sending written notice of such objection to Parent and to the Escrow Agent. If the Escrow Agent does not timely receive any such written objection from the Shareholder Representative, or if such notice period is waived in writing by the Shareholder Representative, the Escrow Agent shall distribute Escrow Shares and Escrow Cash from the Escrow Fund in accordance with the Escrow Distribution Notice and will incur no liability, and shall be fully protected, in relying on such Escrow Distribution Notice and shall have no obligation to take any action until it has received such notice.

                  (e) Protection of Escrow Fund; Distribution of Interest from Escrow Fund.

                           (i)      The Escrow Agent shall hold and safeguard
the Escrow Fund during the Escrow Period, shall not treat the Escrow Fund as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                           (ii)     Any shares of Parent Common Stock or other
equity securities issued or distributed by Parent (including shares issued upon a stock split or stock dividend) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have not been deposited with or have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                           (iii)    Subject to SECTION 7.2(e)(II), each Company
Shareholder shall be deemed the record holder of, and shall have voting, dividend, distribution and all other rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Company Shareholder (and on any voting securities and other equity securities added to the Escrow Fund in respect of such shares of Parent Common Stock). Notwithstanding the foregoing, the Escrow Agent shall have no duty or obligation to monitor or take any action with respect to the foregoing paragraph.

                  (f) Claims for Losses. Parent and Surviving Corporation shall make any claims for compensation pursuant to SECTION 7.2(a) hereof by delivering a Claim Certificate (as defined below) to the Shareholder Representative and a copy of such Claim Certificate shall be delivered to the Escrow Agent. For purposes hereof, "CLAIM CERTIFICATE" shall mean in the case of a claim for indemnification made by Parent, a certificate signed by any officer of Parent; and such certificate shall (A) state that the party claiming indemnification has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Losses; and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

                  (g) Resolution of Conflicts. If the Shareholder Representative objects to any claim or claims made in any Claim Certificate to recover Losses, the Shareholder Representative must deliver to the Escrow Agent a writing to that effect within 30 days after delivery of the Claim Certificate to the Shareholder Representative. If the Shareholder Representative has delivered such an objection, the Shareholder Representative and the Covered Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and the Covered Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Shareholder Representative and the Covered Parties and furnished to the Escrow Agent. Such memorandum shall state the number of Escrow Shares and amount of Escrow Cash to be released from the Escrow Fund in connection with such Losses. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Shares and Escrow Cash from the Escrow Fund in accordance with the terms thereof.

                  (h) Claims for Indemnification Against the Escrow Fund.

                           (i)      Upon receipt by the Escrow Agent at any time
on or before the fifth (5th) Business Day following the last day of the Escrow Termination Date of a Claim Certificate and, subject to the provisions of
SECTION 7.2(j) hereof, the Escrow Agent shall deliver to Parent out of the Escrow Fund, as promptly as practicable, such amount of Escrow Shares and Escrow Cash as are set forth in the Claim Certificate.

                           (ii)     For the purposes of determining the number
of Escrow Shares (as defined below) to be delivered to Parent out of the Escrow Fund pursuant to SECTION 7.2(h)(i) hereof, the shares of Parent Common Stock shall be valued at the Parent Stock Price (as adjusted for any stock splits, stock combinations, recapitalizations and the like). Parent and the Shareholder Representative shall certify such determined value in a Claim Certificate signed by both Parent and the Shareholder Representative, and shall deliver such certificate to the Escrow Agent.

                           (iii)    Deliveries of Escrow Shares and Escrow Cash
pursuant to SECTION 7.2(h)(i) above shall made on a pro rata basis from the Escrow Fund contributions made by each Company Shareholder based on the original contributions of Escrow Shares and Escrow Cash of each Company Shareholder to the Escrow Fund (and shall be allocated between Escrow Shares and Escrow Cash pro rata based on the allocation of each Company Shareholder's contribution to the Escrow Fund between Escrow Shares and Escrow Cash). With respect to any Company Shareholder that contributed Escrow Shares and Escrow Cash that are Restricted, the delivery of Escrow Shares and Escrow Cash out of the Escrow Fund shall be allocated between Restricted and Unrestricted Escrow Shares and Escrow Cash in the same proportions as such Company Shareholder's entire contribution to the Escrow Fund is then allocated between Restricted and Unrestricted Escrow Shares and Escrow Cash. With respect to the Escrow Shares and Escrow Cash that are Restricted, the delivery out of the Escrow Fund shall be allocated among the different portions that Vest at different times in the same proportion as such Company Shareholder's entire contribution to the Escrow Fund is then allocated among such different portions that Vest at different times. Notwithstanding the foregoing or any other provision herein to the contrary, the Escrow Agent's sole duty with respect to the delivery of the Escrow Shares and Escrow Cash under this Agreement is to deliver the Escrow Shares and Escrow Cash to Parent or the Shareholder Representative, as the case may be, in accordance with the written instructions provided for herein. No Escrow Shares and no Escrow Cash will be released to any party hereto unless and until the Escrow Agent has received written instructions with respect to such distribution and which sets forth the precise number of Escrow Shares and the amount of Escrow Cash to be delivered to the appropriate recipient thereof. The Escrow Agent shall have no duty to monitor or enforce compliance with this section, including, but not limited to, determining whether or not the Escrow Shares to be released are Restricted. Notwithstanding any other provision of this Agreement to the contrary, the Escrow Agent shall have no duty under any section of this Agreement to make any determination as to (i) whether Escrow Shares are Restricted, (ii) any Vesting schedules, (iii) the value of any Escrow Shares or (iv) any Company Shareholder's pro rata percentage ownership.

                  (i) Limitations on Claims from Escrow Fund.

                           (i)      The Covered Parties shall not be entitled to
recovery of Losses under this SECTION 7.2 unless and until the Covered Parties have suffered Losses in excess of $100,000 in the aggregate (the "BASKET AMOUNT") which are, but for the effect of this Section 7.2(i) and Section 7.3(d), recoverable pursuant to this Section 7.2 or Section 7.3, in which case the Covered Parties shall be entitled to recover all Losses so identified including, without limitation, the Basket Amount; provided however, that claims for recovery of Losses in respect of Excess Legal Expenses shall not be subject to the Basket Amount limitation (but such claims shall not count toward satisfaction of the Basket Amount for purposes of other claims for recovery of Losses).

                           (ii)     The amount of any Loss for which a Covered
Party seeks recovery from the Escrow Fund shall be reduced by the amount of any insurance proceeds actually received prior to the delivery of the Escrow Shares and Escrow Cash pursuant to Section 7.2(h)(iii) above (less the amount of increase of any insurance premiums assessed to Parent prior to the resolution of the applicable claim for Losses hereunder).

                  (j) Objections to Claims. At the time of delivery of any Claim Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any portion of the Escrow Shares pursuant to SECTION 7.2(f) hereof with respect to such Claim Certificate unless and until the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares and Escrow Cash from the Escrow Fund in accordance with SECTION 7.2(f) hereof; provided, however, that no such payment or delivery may be made until resolution of any objection to the delivery of any Escrow Shares or Escrow Cash made pursuant to this SECTION 7.2(j) if the Shareholder Representative shall, in a written statement, make a reasonable and good faith objection to the claim made in the Claim Certificate, and such written objection shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period. If the Escrow Agent does not timely receive any such written objection from the Shareholder Representative, the Escrow Agent shall distribute Escrow Shares and Escrow Cash from the Escrow Fund in accordance with the Claim Certificate and will incur no liability, and shall be fully protected, in relying on such Claim Certificate.

                  (k) Escrow Agent's Duties

                           (i)      The Escrow Agent shall be obligated only for
the performance of such duties as are specifically set forth herein (and no implied duties), and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative (and which are acceptable to the Escrow Agent), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

                           (ii)     The Escrow Agent is hereby expressly
authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall be fully protected and shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                           (iii)    The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                           (iv)     The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                           (v)      In performing any duties under this
Agreement, the Escrow Agent shall not be liable to any person or entity for damages, losses, liabilities, penalties, claims, settlements, judgments, costs or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (each as finally determined by a court of competent jurisdiction). Any liability of the Escrow Agent under this Agreement will be limited to $75,000. The Escrow Agent shall not incur any liability for any action taken, suffered or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected and shall incur no liability with respect to any action taken, suffered, or omitted to be taken by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                           (vi)     If any controversy arises between the
parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Shares and Escrow Cash and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Shares and Escrow Cash held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action, which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                           (vii)    The Parties (other than the Escrow Agent)
and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, penalties, claims, settlements, judgments, costs or expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (each as finally determined by a court of competent jurisdiction). The indemnity provided herein and the provisions of
Section 7.2(l) below (with respect to fees payable to the Escrow Agent for services actually performed) shall survive the termination of this Agreement, the termination and expiration of the Escrow Fund and the resignation, removal or replacement of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall be paid by the Parent.

                           (viii)   The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Washington or to petition a court of competent jurisdiction to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                           (ix)     In the event the Escrow Agent believes any
ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action and shall be fully protected and shall not be liable in any way to Parent, the Shareholder Representative or any Company Shareholder or other Person for refraining from taking such action, unless the Escrow Agent receives written instructions signed by Parent and the Shareholder Representative which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent.

                  (l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms (which modification is consented to by the Escrow Agent), or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees and expenses occasioned by such default, delay, controversy or litigation.

                  (m) Consequential Damages. Anything to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  (n) Successor Escrow Agents. Any Person into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

         7.3 Indemnification.

                  (a) Indemnification by the Company Shareholders. The Company Shareholders, severally and not jointly (and in proportion to the number of shares of Parent Common Stock and amount of Merger Cash each Company Shareholder has contributed to the Escrow Fund), agree to indemnify and hold Parent and its officers, directors and affiliates, including the Company after the Closing (the "INDEMNIFIED PARTIES"), harmless against all Losses incurred or suffered by the Indemnified Parties, or any of them (including the Company after the Closing), directly or indirectly, as a result of any fraud or intentional misconduct, or with respect to any claims arising after the Escrow Termination Date from the representations and warranties in SECTIONS 2.1, 2.3, and 2.16 (as modified by the Company Schedule with respect to representations and warranties made as of the date of this Agreement, and as modified by the Updated Company Schedule with respect to representations and warranties made as of the Closing; provided that to the extent such item listed on the Company Schedule or the Updated Company
Schedule is expressly noted as being disclosed for informational purposes only, it shall not modify the applicable representation or warranty).

                  (b) Claims for Indemnification. Parent and Surviving Corporation shall make any claims for indemnification pursuant to SECTION 7.3 hereof by delivering a Claim Certificate to the Shareholder Representative.

                  (c) Resolution of Conflicts. In case the party from whom indemnification under SECTION 7.3 is sought shall object in writing to any claim or claims made in any Claim Certificate to recover Losses, the Indemnifying Parties and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Parties and the Indemnified Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnifying Parties and the Indemnified Parties.

                  (d) The Indemnified Parties shall not be entitled to recovery of Losses under this SECTION 7.3 unless and until the Covered Parties have suffered Losses in excess of the Basket Amount which are, but for the effect of this SECTION 7.3(D) and SECTION 7.2(i)(i), recoverable pursuant to this SECTION
7.3 or SECTION 7.2, in which case the Indemnified Parties shall be entitled to recover all Losses so identified including, without limitation, the Basket Amount.

                  (e) Insurance. The amount of any Loss for which an Indemnified Party seeks indemnification shall be reduced by the amount of any insurance proceeds actually received prior to the delivery of payment for such claim pursuant to this Section 7.3 (less the amount of increase of any insurance premiums assessed to Parent prior to the resolution of the applicable claim for Losses hereunder).

                  (f) Limitation on Indemnification. No Company Shareholder shall, in connection with the transactions contemplated by this Agreement (including without limitation by virtue of this Section 7.3 and Section 7.2), be liable for more than the amount of Merger Consideration allocated to such Company Shareholder pursuant to Sections 1.7 and 1.8 (with Merger Shares being valued at the Parent Stock Price); except that this Section 7.3(f) shall not limit the liability of any Company Shareholder for fraud or intentional misconduct with respect to which such Company Shareholder is personally culpable.

         7.4 Third-Party Claims.

                  (a) Third-Party Claims.

                           (i)      In the event Parent or its affiliates become
aware of a third-party claim (hereinafter referred to as a "THIRD PARTY CLAIM"), which may give rise to a claim by Covered Parties or Indemnified Parties, as applicable, for Losses, then Parent shall give notice to the Shareholder Representative of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to Parent; provided, however, that no delay or failure on the part of Parent in notifying the Shareholder Representative shall relieve the Shareholder Representative and the Company Shareholders from any obligation hereunder unless the Shareholder Representative and the Company Shareholders are thereby materially prejudiced (and then solely to the extent of such prejudice).

                           (ii)     In case any Third Party Claim is asserted
against Parent or its affiliates, and Parent notifies the Shareholder Representative pursuant to Section 7.2(g)(i) hereinabove, the Shareholder Representative will be entitled, if the Shareholder Representative so elect by written notice delivered to Parent within 30 days after receiving Parent's notice, to assume the defense thereof, at the expense of the Shareholder Representative and the Company Shareholders independent of the Escrow Fund, if applicable, with counsel reasonably satisfactory to Parent, so long as:

                                             a) if applicable, Parent has
reasonably determined that Losses which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other Third Party Claims, the total dollar value of the Escrow Fund determined in accordance with Section 7.2(h)(ii) hereof;

                                             b) the Third Party Claim involves
only money damages and does not seek an injunction or other equitable relief;

                                             c) settlement of, or an adverse
judgment with respect to, the Third Party Claim is not, in the reasonable good faith judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Parent; and

                                             d) Parent or its affiliates has not
reasonably determined that there is a material conflict of interest between or among Parent or its Affiliates on the one hand and the Shareholder Representative and the Company Shareholders on the other hand with respect to such Third Party Claim.

         If the Shareholder Representative and the Company Shareholders so assume any such defense, the Shareholder Representative and the Company Shareholders shall keep Parent reasonably apprised of the continuing progress of such defense. The Shareholder Representative and the Company Shareholders shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Parent and/or its Affiliates, as applicable, which consent shall not be unreasonably withheld or delayed, unless such settlement agreement or judgment (a) includes an unconditional release of Parent from all liability arising out of such action or claim, (b) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of Parent, (c) does not include any injunctive or other non-monetary relief, and (d) does not result in conclusions of fact or law that would be binding against Parent in other claims.

                           (iii)    In the event that the Shareholder
Representative assumes the defense of the Third Party Claim in accordance with
Section 7.2(g)(ii) above, Parent or its affiliates may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Parent. Parent will cooperate in the defense of the Third Party Claim and will provide reasonable access to documents, assets, properties, books and records and personnel (including officers and directors, as reasonably necessary) reasonably requested by Shareholder Representative and material to the claim.

                           (iv)     In the event that the Shareholder
Representative fails or elects not to assume the defense of Parent or its Affiliates against such Third Party Claim, which the Shareholder Representative had the right to assume under Section 7.2(g)(ii) above, or the Shareholder Representative is not entitled to assume the defense of Parent or its affiliates against such Third Party Claim pursuant to Section 7.2(g)(ii) above, Parent or its affiliates shall have the right to undertake the defense and Parent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed. In each case, Parent or its Affiliates shall keep the Shareholder Representative reasonably apprised of the continuing progress of such defense. The Shareholder Representative will cooperate with Parent or its Affiliates, and will use his commercially reasonable efforts to cause the Company's shareholders, to cooperate in the defense of that claim, will provide full access to documents, assets, properties, books and records reasonably requested by Parent and material to the claim and will make available all individuals reasonably requested by Parent for investigation, depositions and trial.

         7.5 Shareholder Representative.

                  (a) Each of the Company Shareholders hereby appoints Robert Reid, his or her agents and attorneys-in-fact, as the Shareholder Representative for and on behalf of the Company Shareholders, to give and receive notices and communications, to authorize delivery or payment to Parent of Escrow Shares or Escrow Cash from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or
(ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Shareholders from time to time upon not less than thirty
(30) days prior written notice to Parent and the Escrow Agent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund amounts agree to such removal and to the identity of the substituted agent. Upon any change in the Shareholder Representative, such successor Shareholder Representative shall promptly provide the Escrow Agent with a signature specimen. Any vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund amounts No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Company Shareholders.

                  (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as a Shareholder Representative, except for gross negligence or willful misconduct on the part of such Shareholder Representative. The Shareholders on whose behalf the Escrow Shares and Escrow Cash were contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability, damage, penalty, claim, settlement, judgment, cost or expense incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. After all claims for Losses by Parent set forth in Claim Certificates delivered to the Escrow Agent and the Shareholder Representative have been satisfied, or reserved against, the Shareholder Representative, with the consent of the majority in interest in the Escrow Fund, may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the Shareholder Representative's representation hereby.

                  (c) A decision, act, consent or instruction of the Shareholder Representative pursuant to this Agreement shall constitute a decision of the Company Shareholders and shall be final, binding and conclusive upon the Company Shareholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Company Shareholders. In addition, the Shareholder Representative may agree to the amendment, extension or waiver of this Agreement pursuant to SECTIONS 8.3 and 8.4 hereof (provided that the express written agreement of each is required). The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                  (d) Subject to Parent's prior claims for indemnification against the Escrow Fund, the Shareholder Representative shall be entitled to receive payment for its reasonable and documented expenses therefrom, prior to any payments to the Company Shareholders. The Escrow Agent shall have no duty to verify the legitimacy of any claim made by the Shareholder Representative from the Escrow Fund in accordance with this Section 7.5 or as to whether such claim has been duly authorized in accordance herewith, and the Escrow Agent shall incur no liability to any Person in complying with any disbursement made to the Shareholder Representative upon his written request.

         7.6 Remedies Not Limited by Information and Investigation. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Covered Parties and Indemnified Parties pursuant to Sections 7.2 and 7.3 hereof, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Covered Parties and Indemnified Parties (unless such information is provided in the Company Schedule with respect to representations and warranties made as of the date of this Agreement, and unless such information is provided in the Updated Company Schedule with respect to representations and warranties made as of the Closing; provided that to the extent such information listed on the Company Schedule or the Updated Company Schedule is expressly noted as being disclosed for informational purposes only, it shall not modify the applicable representation or warranty).

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. Except as provided in SECTION 8.2 below, this Agreement may be terminated and the Mergers abandoned at any time prior to the Closing Date:

                  (a) by mutual written consent executed and delivered by each party hereto and duly authorized by the Board of Directors of the Company and Parent;

                  (b) by either Parent or the Company if: (i) the Closing Date has not occurred by August 1, 2003 as a result of a condition to the terminating party's obligation to consummate the Mergers not having been satisfied prior to such date or otherwise (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time of Merger I to occur on or before such date and such action or failure constitutes a breach of this Agreement); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Mergers; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers by any Governmental Body that would make consummation of the Mergers illegal;

                  (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Mergers, by any Governmental Body, which would: (i) prohibit Parent's or the Company's ownership or operation of any material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Mergers, any material portion of the business or assets of the Company or Parent;

                  (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach one or more of the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within 15 days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within 15 days following written notice from Parent to the Company of such breach (but no cure period shall be required for a breach which by its nature cannot be cured);

                  (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Subs and as a result of such breach one or more of the conditions set forth in SECTION 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Subs within 15 days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Subs continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this
SECTION 8.1(e) unless such breach is not cured within 15 days following written notice from the Company to Parent of such breach (but no cure period shall be required for a breach which by its nature cannot be cured)

                  (f) by the Company, following June 2, 2003, if the Company is not in material breach of its obligations under this Agreement and if prior to such termination (i) the Closing has not occurred and (ii) Parent has not purchased the June Note pursuant to Section 5.23(a) of this Agreement; and

                  (g) by the Company, following July 1, 2003, if the Company is not in material breach of its obligations under this Agreement and if prior to such termination (i) the Closing has not occurred and (ii) Parent has not purchased the July Note pursuant to Section 5.23(b) of this Agreement.

         A termination pursuant to this Section 8.1 shall be effected by delivery of written notice of such termination by the terminating Party to the other Party. Where action is taken to terminate this Agreement pursuant to
SECTION 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

         8.2 Effect of Termination. Any termination of this Agreement under
SECTION 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in SECTION 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in this SECTION 8.2 and ARTICLE IX (general provisions, including expenses), each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

         8.3 Amendment. Except as is otherwise required by applicable law, prior to the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent and the Company; provided, however, that after the approval of this Agreement by the Company Shareholders, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect the Company Shareholders without the further approval of the shareholders of the Company. No amendment hereto which affects the Escrow Agent shall be binding upon the Escrow Agent without the Escrow Agent's express written consent. Except as is otherwise required by applicable law, after the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing executed by the Shareholder Representative in the case of the Company.

         8.4 Extension; Waiver. At any time prior to the Effective Time of Merger I, Parent and Merger Subs, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, next day delivery, or sent via telecopy (receipt confirmed) (provided a confirmation copy is also delivered by U.S. mail, postage prepaid) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                  (a) if to Parent or Merger Subs, to:

                           RealNetworks, Inc.
                           2601 Elliott Avenue, Suite 1000
                           Seattle, Washington 98121
                           Attention: General Counsel
                           Telecopy No.: (206) 674-2695

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           5300 Carillon Point
                           Kirkland, Washington 98033
                           Attention: Patrick J. Schultheis
                                      Christian Montegut
                           Telecopy No.: (425) 576-5899

                  (b) if to the Company, to:

                           Listen.com, Inc.
                           2012 16th Street
                           San Francisco, CA 94103
                           Attention: President
                           Telecopy No.: (415) 934-6932

                           with a copy to:

                           Fenwick & West LLP
                           801 California Street
                           Mountain View, CA 94040
                           Attention: Mark Leahy
                           Telecopy No.: (650) 938-5200

                  (c) if to the Escrow Agent, to:

                           Mellon Investor Services LLC
                           520 Pike Street
                           Suite 1220
                           Seattle, Washington 98101
                           Attention: Client Service Management
                           Telecopy No.: (206) 674-3196

                  (d) if to the Shareholder Representative, to:

                           Robert Reid
                           c/o Listen.com, Inc.
                           2012 16th Street
                           San Francisco, CA 94103
                           Telecopy No.: (415) 934-6932
                           Email: rob@listen.com

                           with a copy to:

                           Fenwick & West LLP
                           801 California Street
                           Mountain View, CA 94040
                           Attention: Mark Leahy
                           Telecopy No.: (650) 938-5200

         Notwithstanding the foregoing, any notice or communication provided to Shareholder Representative may be sent via electronic submission to the email address listed above and shall be deemed given when sent and, to the extent any notice or communication is not sent to Shareholder Representative via electronic submission, such notice or communication shall be accompanied by an electronic submission to the email address listed above to notify Shareholder Representative of such notice or communication.

         9.2 Expenses. In the event the Mergers are not consummated, all fees and expenses incurred in connection with the Mergers including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses.

         9.3 Interpretation; Definitions. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule, the Updated Company Schedule, the Parent Schedule and any letter agreements between the Parties dated as of the date of this Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except for the rights under Article VII of Persons who are Covered Parties or Indemnified Parties).

         9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to Contracts made and to be performed entirely within such state.

         9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

REALNETWORKS, INC.                              LISTEN.COM, INC.

By: /s/ Robert Glaser                           By: /s/ Sean Ryan
    -------------------------------                 ----------------------------

Name: Robert Glaser                             Name: Sean Ryan

Title: Chief Executive Officer                  Title:  President and Secretary

SYMPHONY ACQUISITION CORP. I                    ESCROW AGENT:

By: /s/ Robert Glaser                           MELLON INVESTOR SERVICES LLC
    -------------------------------

Name: Robert Glaser                             By: /s/ Thomas L. Cooper
                                                    ----------------------------

Title: President and Chief Executive Officer    Name: Thomas L. Cooper

                                                Title: Assistant Vice President

SYMPHONY ACQUISITION CORP. II                   SHAREHOLDER REPRESENTATIVE:

By: /s/ Robert Glaser                           /s/ Robert Reid
    -------------------------------             --------------------------------
                                                Robert Reid
Name: Robert Glaser

Title: President and Chief Executive Officer